Exhibit 10.18

LEASE

COPPER II 2020, LLC,

a Delaware limited liability company

as Landlord,

and

NOVAN, INC.,

a Delaware corporation,

as Tenant

TABLE OF CONTENTS

		Page

1.	PREMISES, BUILDING, PROJECT, AND COMMON AREAS	7
2.	LEASE TERM	8
3.	BASE RENT	10
4.	ADDITIONAL RENT	11
5.	USE OF PREMISES	18
6.	SERVICES AND UTILITIES	28
7.	REPAIRS	31
8.	ADDITIONS AND ALTERATIONS	33
9.	COVENANT AGAINST LIENS	35
10.	INSURANCE	36
11.	DAMAGE AND DESTRUCTION	39
12.	NONWAIVER	41
13.	CONDEMNATION	41
14.	ASSIGNMENT AND SUBLETTING	42
15.	SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES	45
16.	HOLDING OVER	48
17.	ESTOPPEL CERTIFICATES	48
18.	SUBORDINATION AND ATTORNMENT	49
19.	DEFAULTS; REMEDIES	50
20.	COVENANT OF QUIET ENJOYMENT	55
21.	SECURITY DEPOSIT/LETTER OF CREDIT	55
22.	SUBSTITUTION SPACE	58
23.	SIGNS	58
24.	COMPLIANCE WITH LAW	59
25.	LATE CHARGES	60
26.	INTENTIONALLY DELETED	60
27.	ENTRY BY LANDLORD	60
28.	TENANT PARKING	61
29.	MISCELLANEOUS PROVISIONS	61

EXHIBITS
A	LEGAL DESCRIPTION OF LAND
B	DEPICTION OF PREMISES
B-1	PORTION OF PREMISES TRIGERRING RENT COMMENCEMENT DATE
C	FORM OF NOTICE OF LEASE TERM DATES
D	WORK LETTER
D-1	LANDLORD’S WORK
E	RULES AND REGULATIONS
F	FORM OF TENANT’S ESTOPPEL CERTIFICATE
G	ENVIRONMENTAL QUESTIONNAIRE
H	SPECIAL STIPULATIONS
H-1	DEPICTION OF OFFER SPACE
H-2	LOCATION OF OFF-PREMISES EQUIPMENT
H-3	HVAC UNITS IN PREMISES 20 YEARS OR OLDER
I-1	FORM OF MEMORANDUM OF LEASE

LEASE

This Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between COPPER II 2020, LLC, a Delaware limited liability company (“Landlord”), and NOVAN, INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE		DESCRIPTION
1.	Lease Date:	January 18, 2021
2.	Premises (Article 1).

2.1	Building:	That certain office building containing approximately 102,134 rentable square feet of space located at 4020 Stirrup Creek Drive, Durham, NC 27703. The land upon which the Building is located (the “Land”) is described in Exhibit A of this Lease.

2.2	Premises:	Approximately 15,463 rentable square feet of space on the first (1st) floor of the Building and commonly known as Suite 110, as depicted in Exhibit B to this Lease.

3.	Lease Term (Article 2).

3.1	Lease Term:	One Hundred Twenty-Three (123) Lease Months (as hereinafter defined), commencing on the Rent Commencement Date and expiring on the Lease Expiration Date, subject to adjustment and earlier termination as provided in this Lease.

3.2	Lease Commencement Date:	The Lease Date.

3.3	Rent Commencement Date:	The earlier of: (i) the date Tenant occupies the cross-hatched and shaded portion of the Premises depicted on Exhibit B-1 for the purposes of conducting business therein or (ii) nine (9) months after the Lease Commencement Date (provided that the date in this subsection (ii) shall be subject to extension for any delay in Landlord’s delivery of the Premises to Tenant with Landlord’s Work substantially complete as provided in Section 1.1 of Exhibit D). Notwithstanding the foregoing or anything herein to the contrary, Tenant’s obligation to begin paying Additional Rent (including, without limitation, Tenant’s Share of Direct Expenses) shall commence on the date Tenant begins occupying any portion of the Premises for purposes of conducting business therein, if such date occurs on or before the earlier of the dates specified in subsections (i) or (ii) herein.

3.4	Lease Expiration Date:	The last day of the One Hundred Twenty-Third (123rd) Lease Month after the Rent Commencement Date.

4.	Base Rent (Article 3):

	Time Period (Lease Months)	Annual Base Rent [B] [A] = [C] * RSF in Premises	Monthly Installment of Base Rent [B] = [A]/12	Annual Base Rent per Rentable Square Foot[C]
	1 – 12*	$471,621.50*	$39,301.79*	$30.50
	13 - 24	$485,847.46	$40,487.29	$31.42
	25 – 36	$500,382.68	$41,698.56	$32.36
	37 – 48	$515,381.79	$42,948.48	$33.33
	49 – 60	$530,844.79	$44,237.07	$34.33
	61 – 72	$546,771.68	$45,564.31	$35.36
	73 – 84	$563,162.46	$46,930.21	$36.42
	85 – 96	$580,017.13	$48,334.76	$37.51
	97 – 108	$597,490.32	$49,790.86	$38.64
	109 – 120	$615,427.40	$51,285.62	$39.80
	121 – 123	$633,828.37	$52,819.03	$40.99
Total	123	N/A	N/A	N/A

As used herein, the term “Lease Month” means each calendar month during the Lease Term after the Rent Commencement Date (and if the Rent Commencement Date does not occur on the first day of a calendar month, the period from the Rent Commencement Date to the first day of the next calendar month shall be included in the first Lease Month for purposes of determining the duration of the Lease Term and the monthly Base Rent rate applicable for such partial month).

* Provided no Event of Default is then in effect (beyond any applicable notice or cure periods), Base Rent shall be abated during the first three (3) months after the Rent Commencement Date (e.g., if the Rent Commencement Date is September 15, 2021, Base Rent shall be abated until December 15, 2021). Commencing with the first day after the end of the abatement period referred to above, Tenant shall make Base Rent payments for any remaining partial calendar month and on the first day of the first full calendar month thereafter as otherwise provided in this Lease. Notwithstanding such abatement of Base Rent, (i) all other sums due under this Lease, including Additional Rent, Direct Expenses, etc., shall be payable as provided in this Lease, and (ii) any increases in Base Rent set forth in this Lease shall occur on the dates scheduled therefor. Such conditional concession is being offered to Tenant as an inducement for Tenant to execute this Lease and occupy the Premises for the entire Lease Term, and to comply with its agreements contained in this Lease; provided, however, (a) if this Lease is terminated as a result of an Event of Default by Tenant (beyond any applicable notice and cure periods) prior to the expiration of the initial Lease Term, then the unamortized balance of the abated Base Rent hereunder shall become immediately due and payable and Tenant hereby agrees to pay Landlord such abated Base Rent which would otherwise have been payable during the abatement period set forth above (such amortization to be calculated in equal monthly amounts over the length of the initial Lease Term), and (b) upon the occurrence of an Event of Default during the Lease Term, Tenant shall have no further right to any rental abatement as set forth herein and any future right to rental abatement shall be revoked and of no further force and effect.

5.	Construction Allowance:	An amount not to exceed $130 per rentable square foot in the Premises, as provided in Exhibit D of this Lease.

6.	NNN Lease.	In addition to the Base Rent, Tenant shall be responsible for paying Tenant’s Share of Direct Expenses in accordance with the terms of Article 4 of the Lease.

7.	Tenant’s Share (Article 4).	Approximately 15.14%, subject to adjustment as provided in Section 1.2 and Article 4.

8.	Permitted Use:	The Premises may only be used for any or all of the following uses: general office, research and development, engineering, laboratory, pharmaceutical, and light manufacturing uses for life science and biotechnology purposes (which includes, but is not limited to, producing, using, storing, and generating Hazardous Materials (as defined below) on an ancillary basis to Tenant’s primary use of the Premises, to the extent permitted in this Lease), including, but not limited to, administrative offices and other lawful uses reasonably related to or incidental to such specified uses, all (i) consistent with substantially similar life sciences, pharmaceutical, or other similar projects in the Raleigh, North Carolina and Durham, North Carolina areas, and (ii) in compliance with, and subject to, all Applicable Laws (as defined herein), and the terms of this Lease.

9.	Security Deposit/Letter of Credit (Article 21):	$471,621.50, subject to adjustment as provided in Article 21.

10.	Parking Ratio (Article 28):	Approximately 3 unreserved parking spaces for every 1,000 rentable square feet of the Premises, subject to the terms of Article 28 of this Lease.

11.	Address of Tenant (Section 29.18):

Before April 1, 2021:

Novan, Inc.

4105 Hopson Road, Suite 146

Morrisville, North Carolina 27560

Attn: Corporate Secretary

Email: corporatesecretary@novan.com

On or After April 1, 2021:

Novan, Inc.

4020 Stirrup Creek Drive, Suite 110

Durham, NC 27703

Attn: Corporate Secretary

Email: corporatesecretary@novan.com

With a copy to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P

Wells Fargo Capitol Center

150 Fayetteville Street, Ste 2300

Raleigh, North Carolina 27601

Attn: Davis F. Roach

Email: [***]

12.	Address of Landlord (Section 29.18):	See Section 29.18 of this Lease.

13.	Broker(s) (Section 29.24):	Lincoln Harris LLC, representing Landlord, and Cushman & Wakefield, representing Tenant.

14.	Guarantor(s):	None

1.	PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1	Premises, Building, Project and Common Areas.

1.1.1       The Premises. Subject to the terms of this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The Premises is depicted in Exhibit B attached hereto and has the number of rentable square feet as set forth in Section 2.2 of the Summary. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit B is to show the approximate location of the Premises in the “Building,” as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below. Tenant shall accept the Premises in its presently existing “as-is” condition as of the Lease Date and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises except as otherwise expressly set forth in this Lease or in the work letter attached hereto as Exhibit D. Tenant acknowledges that no representations or warranties as to the condition or repair of the Premises have been made by Landlord, unless such are expressly set forth in this Lease. Before Tenant may occupy the Premises to conduct business therein, Tenant shall, at its expense, obtain and deliver to Landlord a certificate of occupancy from the appropriate governmental authority for the Premises or the portion of the Premises that Tenant intends to occupy if Tenant is legally permitted to obtain a certificate of occupancy for only a portion of the Premises, and further provided that Tenant shall not be permitted to occupy any portion of the Premises for which Tenant has not obtained and delivered a certificate of occupancy.

The Premises shall exclude Common Areas, including without limitation exterior faces of exterior walls, the entry, vestibules and main lobby of the Building, lobbies and common lavatories, the common stairways and stairwells, boiler room, sprinkler rooms, mechanical rooms, loading and receiving areas, break area, conference room, exercise area, electric and telephone closets, janitor closets, and pipes, ducts, conduits, wires and appurtenant fixtures and equipment serving exclusively or in common with other parts of the Building.

1.1.2       The Building and The Project. The Premises are a part of the building described in Section 2.1 of the Summary (the “Building”). The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas of the Building, (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building and the Common Areas are located, and (iii) at Landlord’s discretion, any additional real property, areas, land, buildings or other improvements added thereto outside of the Project, which Landlord shall have the right to add to the Project at any time in its sole discretion. The definitions and basic provisions set forth in the Summary are incorporated herein by reference for all purposes.

1.1.3       Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Building, and subject to the Rules and Regulations (as defined in Section 5.2 of this Lease), those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Building (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). Tenant’s use of the Common Areas shall be subject to the terms of this Lease and Landlord’s rights with respect to the Common Areas. The Common Areas shall be under Landlord’s sole control, and the manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord, and the use thereof shall be subject to the Rules and Regulations as Landlord may make from time to time. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, provided that, in connection therewith, Landlord shall perform such closures, alterations, additions or changes in a commercially reasonable manner and, in connection therewith, shall use commercially reasonable efforts to minimize any material interference with Tenant’s use of and access to the Premises.

1.2       Stipulation of Rentable Square Feet of Premises. For purposes of this Lease, “rentable square feet” of the Premises shall be deemed as set forth in Section 2.2 of the Summary. The number of rentable square feet in the Premises and the Project are estimates calculated by Landlord’s architect using the Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-2017 (the “BOMA Standards”). Landlord shall have the right to use its architect’s most recent calculations of the number of rentable square feet and usable square feet (if applicable) in the Project from time to time so long as such calculations are consistent with the BOMA Standards. In the event the Project shall contain an amount of rentable square footage different than the amount of rentable square feet referenced in Section 2.1 of the Summary or if the rentable square footage of the Premises or Project otherwise changes for any reason during the Lease Term, the Premises shall be redefined to reflect the actual rentable square footage and Tenant’s Share shall be updated to reflect the actual rentable square footage in the Premises and/or the Project, as applicable. For purposes of clarity, Landlord shall not have the right to remeasure the Premises during the Lease Term unless in connection with a relocation, contraction or expansion of the Premises.

2.	LEASE TERM

2.1       Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.3 of the Summary (the “Rent Commencement Date”), and shall terminate on the date set forth in Section 3.4 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated or extended as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term, commencing on the Rent Commencement Date. At any time during the Lease Term, but no more than once per twelve (12) month period, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) business days following receipt thereof. Notwithstanding anything herein to the contrary, entry into the Premises by any Tenant Party (as hereinafter defined) prior to the Rent Commencement Date shall be subject to all of the provisions of this Lease excepting only those requiring the payment of Base Rent and Additional Rent.

2.2       Option Term. Tenant shall have an option to extend the Lease Term for one (1) additional period of five (5) years (the “Option Period”), by delivering written notice of the exercise thereof to Landlord no later than twelve (12) months before the expiration of the initial Lease Term. The Base Rent payable for each month during such extended Lease Term (including periodic increases in same) shall be the Prevailing Rental Rate (defined below) at the commencement of the Option Period. As used herein, the “Prevailing Rental Rate” shall mean the prevailing net rental rate that a willing tenant would pay, and a willing landlord would accept (both having reasonable knowledge of the relevant factors), for a renewal of a lease of space that is of equivalent quality, size, utility and location in the space in question that is located in comparable buildings (including the Building) located in the Raleigh/Durham, NC metropolitan area, taking into consideration (a) the location, quality, amenities and age of the Building; (b) the use and size of the space in question; (c) the extent of services provided or to be provided by Landlord (if any); (d) the location and/or floor level of the space in question; (e) the amount of any tenant improvement allowances, abatement of rental, or other tenant inducements for the space in question, if any; (f) the fact that a lease may be a “triple net”, “base year” or “gross” lease for the space in question; (g) the amount of any brokerage commissions; (h) the credit standing of Tenant as compared to the average credit of other life science tenants leasing space of a similar size in, and in the general vicinity of, the Project; (i) the length of the term for the space in question; (j) the amount and frequency of increases in Base Rent; (k) the extent and condition of the leasehold improvements in the Premises; and (l) the amount of any parking charges of equivalent quality, size, utility and location. Within thirty (30) days after receipt of Tenant’s notice to extend, Landlord shall deliver to Tenant written notice of the Prevailing Rental Rate (and periodic increases in the same) and shall advise Tenant of the required adjustment to Base Rent, if any, and the other terms and conditions offered. Tenant shall, within ten (10) business days after receipt of Landlord’s notice, notify Landlord in writing whether Tenant (i) accepts Landlord’s determination of the Prevailing Rental Rate, (ii) rejects Landlord’s determination of the Prevailing Rental Rate and rescinds its election to extend the Lease Term pursuant to this Section 2.2, or (iii) rejects Landlord’s determination of the Prevailing Rental Rate and therefore elects to have the Prevailing Rental Rate determined by the arbitration procedure outlined below. If Tenant timely notifies Landlord that Tenant accepts Landlord’s determination of the Prevailing Rental Rate, then, within thirty (30) days following the determination of the Prevailing Rental Rate, Landlord and Tenant shall execute an amendment to this Lease extending the Lease Term on the same terms and conditions provided in this Lease, except as follows:

2.2.1       Base Rent shall be adjusted to the Prevailing Rental Rate, with periodic increases thereto as provided above;

2.2.2       Tenant shall have no further option to extend the Lease Term unless expressly granted by Landlord in writing; and

2.2.3       Landlord shall lease to Tenant the Premises in its then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements.

If Tenant timely delivers written notice to Landlord that it rejects Landlord’s determination of the Prevailing Rental Rate, time being of the essence with respect thereto, and Landlord and Tenant fail to reach agreement on the Prevailing Rental Rate within thirty (30) days following Landlord’s receipt of Tenant’s rejection notice, then Tenant shall, by written notice to Landlord given prior to the expiration of such thirty (30) day period, elect either to (1) rescind its election to renew the Lease, in which case the Lease shall end on the then-current expiration date and neither Landlord nor Tenant shall have any further obligation or liability under this Section 2.2 or (2) require that the determination of the Prevailing Rental Rate be made by brokers (and if Tenant makes such election, Tenant shall be deemed to have irrevocably renewed the Lease Term, subject only to the determination of the Prevailing Rental Rate as provided below). In such event, within fifteen (15) days thereafter, each party shall select a licensed commercial real estate broker with at least ten (10) years’ experience in leasing property and buildings in the city or submarket in which the Premises are located that has not represented either party in connection with this Lease or otherwise within the last two (2) years (a “Qualified Broker”). The two brokers shall give their opinion of the Prevailing Rental Rate (based upon the same criteria as described in the first paragraph above) within fifteen (15) days after their retention. If such brokers timely reach agreement, such agreed determination shall be final and binding on Landlord and Tenant. In the event the opinions of the two brokers differ and, after good faith efforts for ten (10) days after the expiration of such initial fifteen (15) day period, they cannot mutually agree, the brokers shall immediately and jointly appoint a third Qualified Broker unaffiliated with Landlord or Tenant and who has not represented Landlord or Tenant in any transaction within the five (5) year period immediately preceding the date of such appointment. If the brokers are unable to agree upon such third Qualified Broker, then such third Qualified Broker shall be appointed by the American Arbitration Association upon the request of either Landlord or Tenant (and such appointee shall satisfy the requirement of a Qualified Broker, shall not be affiliated with Landlord or Tenant or have represented Landlord or Tenant in any transaction at any time during the five [5] year period prior to such appointment, and shall be bound by the procedures described in this paragraph). This third broker shall immediately (within ten [10] days) choose either the determination of Landlord’s broker or Tenant’s broker and such choice of this third broker shall be final and binding on Landlord and Tenant. Each party shall pay its own costs for its real estate broker. Following the determination of the Prevailing Rental Rate by the brokers, the parties shall equally share the costs of any third broker, and shall immediately execute an amendment as set forth above. If Tenant fails to timely notify Landlord in writing that Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate, time being of the essence with respect thereto, then, at Landlord’s option, (1) Tenant’s rights under this Section 2.2 shall terminate and Tenant shall have no right to extend the Lease Term; or (2) Tenant shall be deemed to have irrevocably renewed the Lease Term and to have accepted Landlord’s determination of the Prevailing Rental Rate.

Tenant’s rights under this Section 2.2 shall terminate, at Landlord’s option, if (a) an Event of Default exists (beyond any notice or cure period) as of the date of Tenant’s exercise of its rights under this Section 2.2 or as of the commencement date of the extended Lease Term, (b) this Lease or Tenant’s right to possession of any of the Premises is terminated, (c) Tenant assigns its interest in this Lease or sublets any portion of the Premises to anyone other than a Permitted Transferee, (d) Landlord determines, in its sole but reasonable discretion, that Tenant’s financial condition or creditworthiness has materially deteriorated since the Lease Date, or (e) Tenant fails to timely exercise its option under this Section 2.2, time being of the essence with respect to Tenant’s exercise thereof.

3.	BASE RENT

3.1       Beginning on the Rent Commencement Date, Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the management office of the Project, or, at Landlord’s option, at such other place as Landlord may from time to time designate in advance and in writing, (i) by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, or (ii) by electronic funds transfer to the account of Landlord as provided to Tenant, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. The Rent (as defined below) for the first full month of the Lease Term shall be paid on or before the Lease Commencement Date. The monthly Base Rent for any partial month at the beginning of the Lease Term shall equal the product of 1/365 of the annual Base Rent in effect during the partial month and the number of days in the partial month, and such Base Rent payment is due on the Lease Commencement Date; however, if the Rent Commencement Date is not a fixed date that is ascertainable as of the Lease Commencement Date, then such Base Rent payment for any fractional calendar month at the beginning of the Lease Term shall be due by Tenant on the Rent Commencement Date. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis. Base Rent and Additional Rent (as defined below) shall together be denominated “Rent.” Without limiting the foregoing, Tenant’s obligation to pay Rent shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or (except as expressly provided herein) any casualty or taking, or any failure by Landlord to perform any covenant contained herein, or any other occurrence. Tenant’s obligations and covenants contained herein (including, without limitation, the covenant to pay Rent) are independent of the obligations of Landlord under this Lease.

4.	ADDITIONAL RENT

4.1         General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.2 and 4.2.6 of this Lease, respectively. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional Rent”. All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2          Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1       “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.2       “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon written notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.3       “Operating Expenses” shall mean all commercially reasonable expenses, costs and amounts of every kind and nature which Landlord actually pays or accrues during any Expense Year because of or in connection with the management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof, including the Common Areas and any Project amenities. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (a) wages and salaries of all employees at or below the grade of senior building manager engaged in the operation, maintenance or security of the Project, including accounting personnel (which expenses shall be reasonably allocated by Landlord for any such employees who perform a portion of their services at or for any property other than the Project), including taxes, insurance and benefits relating thereto; (b) all supplies, materials and computer software licenses used in the operation, maintenance, repair, replacement, and security of the Project; (c) costs for improvements made to the Project which, although capital in nature, are expected to reduce the normal operating costs (including all utility costs) of the Project, as amortized using a commercially reasonable interest rate over the time period reasonably estimated by Landlord to recover the costs thereof taking into consideration the anticipated cost savings, as determined by Landlord using its good faith, commercially reasonable judgment, capital improvements made in order to comply with any Applicable Law hereafter promulgated by any governmental authority, or any amendment to or any interpretation hereafter rendered with respect to any existing Applicable Law that have the effect of changing the legal requirements applicable to the Project from those currently in effect, as well as capital improvements which enhance the safety or security of the Project or which are made to keep the Common Areas in the same good order or condition as on the Rent Commencement Date, as amortized using a commercially reasonable interest rate over the useful economic life of such improvements as determined by Landlord in its reasonable discretion, but in accordance with Landlord’s standard accounting practices, applied consistently and in accordance with Landlord’s past practices during its ownership of the Building (collectively, “Permitted Capital Improvement Expenses”); (d) the cost of all utilities, other than the cost of any metered or submetered utilities paid separately by other tenants; (e) Landlord’s insurance expenses, including the cost of any deductibles; (f) repairs, replacements and general maintenance of the Project; (g) fair market rental and other costs with respect to the management office for the Project and any amenities serving the Project; (h) service, maintenance and management contracts and fees for the operation, maintenance, management, repair, replacement, or security of the Project (including alarm service, window cleaning, janitorial, security, landscape maintenance and elevator maintenance), provided that the management fee payable to Landlord’s property manager for management of the Project shall not exceed three percent (3%) of the effective gross income for the Project in the aggregate (the “Management Fee Cap”); and (i) payments, fees, dues or other charges payable under any easement, license, operating agreement, declaration, restrictive covenant, matter of record, instrument pertaining to the sharing of costs by the Building, including, without limitation, any covenants, conditions and restrictions affecting the property, and reciprocal easement agreements affecting the property, any parking licenses, any agreements with transit agencies affecting the Property (collectively, “Underlying Documents”). Landlord shall have the right with notice to Tenant to allocate costs among different uses of space in the Project if Landlord reasonably determines the costs for operating, maintaining and repairing such different spaces differ from other spaces within the Project. If the Building is or at any time in the future becomes part of a multi-building complex (the “related complex”), costs associated with the related complex may be prorated among the Project and the other buildings of the related complex and included in Operating Costs and Tax Expenses hereunder, as reasonably determined by Landlord, or the other buildings within the related complex may be added to the Project. Solely for the purposes of the immediately preceding sentence, the definitions of the terms “Common Area”, “Operating Costs” and “Tax Expenses”, the word “Project” shall be deemed to be omitted and replaced with “Related Complex.”

4.2.4       Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not include costs for (a) capital improvements made to the Project, other than Permitted Capital Improvement Expenses and except for items which are generally considered maintenance and repair items, such as painting and wall covering of Common Areas, replacement of carpet or other floor coverings in Common Areas, and the like; (b) repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties (other than insurance or other amounts reimbursed to Landlord as additional rent); (c) interest, amortization or other payments on loans to Landlord; (d) depreciation; (e) leasing commissions; (f) legal expenses for services, other than those that benefit the Project tenants generally; (g) renovating or otherwise improving space for specific occupants of the Project or vacant leasable space in the Project, other than costs for repairs, maintenance and compliance with Applicable Laws provided or made available to the Project tenants generally; (h) Tax Expenses; (i) federal income taxes imposed on or measured by the income of Landlord from the operation of the Project; (j) ground lease rent; (k) promotional and advertising costs; (l) costs reimbursed by insurance proceeds or tenants of the Building (other than insurance or other amounts reimbursed to Landlord as additional rent); (m) the cost of any real estate licenses and other industry certifications of Landlord or its property manager or brokers; (n) all costs associated with the operation of the business of the entity which constitutes Landlord or Landlord’s Affiliates (as distinguished from the costs of the operation and maintenance of the Project) including, but not limited to, any such entity’s general corporate overhead, corporate and/or partnership accounting and legal costs; (o) any cost related to procuring tenants for the leasing of space in the Project, including without limitation, promotional and advertising expenses, tickets to special events, commissions, finders fees, and referral fees, all costs and expenses relating to the negotiation and preparation of any lease, license, sublease or other such document related to the leasing of space in the Project, costs of design, plans, permits, licenses, inspection, utilities, construction and clean-up of tenant improvements to the Premises or the premises of other tenants or other occupants (but not any area constituting Common Areas), the amount of any allowances or credits paid to or granted to tenants or other occupants of the Project; (p) any costs incurred in connection with defects in the original design or original construction of the Project; (q) any cost incurred in connection with upgrading the Project to comply with Applicable Laws in effect as of the Lease Date, including penalties or damages incurred by Landlord as a result of non-compliance as of the Lease Date; (r) the cost of any cleanup, containment, abatement, removal or remediation of Hazardous Materials released in, on or about the Building or the Land in violation of Applicable Laws to the extent either (i) introduced onto the property by Landlord or any of its Affiliates or (ii) covered by a validly issued insurance policy carried by Landlord (and such insurer has actually provided the insurance proceeds to Landlord; provided, however, that any deductible may be included); (s) any fines, costs, late charges, liquidated damages, penalties, tax penalties or related interest charges, imposed on Landlord or Landlord’s managing agent incurred as a result of Landlord’s or Landlord’s managing agent’s inability or unwilling to make payments when due, gross negligence or willful misconduct or breach of any lease or other agreement to which Landlord or Landlord’s managing agent is a party; (t) political or charitable contributions; (u) costs, for the acquisition and/or leasing of any sculptures, paintings, fountains or other objects of art, including costs incurred with respect to the display of such items (provided, however, that costs incurred to maintain and/or repair the same shall be included in Operating Expenses); (v) any amount paid to a subsidiary or Affiliate of Landlord or Landlord’s managing agent in exchange for services (other than Landlord’s management fee provided for hereinabove) to the extent such amounts exceed the fair market value for such services; (w) expenses in connection with special services which are provided to one or more specific tenants of the Building and performed at such tenant’s cost but which are not made available to all tenants of the Building; (x) if the Building does not have such certifications as of the Lease Date, any expenses incurred by the Landlord in connection with its plans or efforts to obtain or renew any form of certification for energy efficiency or environmental responsibility from organizations or governmental agencies such as the United States Green Building Council’s Leadership in Energy and Environmental Design (LEED) certification, Energy Star, Green Globes, etc., including, without limitation, consulting fees, legal fees, architectural, design and/or engineering fees and submission fees (provided, however, re-certification costs associated with any of the foregoing designations are deemed reasonable Operating Expenses); and (y) structural or latent defects associated with the Building and not caused by or related to Tenant’s negligence or willful misconduct or Tenant’s alterations or improvements to the Premises.

With respect to any calendar year or partial calendar year in which the Project is not occupied to the extent of ninety-five percent (95%) of the rentable area thereof, or Landlord is not supplying comparable services to ninety-five percent (95%) of the rentable area thereof, the Operating Expenses for such period which vary with the occupancy of the Project or level of service shall, for the purposes hereof, be increased to the amount which would have been incurred had the Project been occupied to the extent of ninety-five percent (95%) of the rentable area thereof and Landlord had been supplying comparable services to ninety-five percent (95%) of the rentable area thereof, and, for the purpose of calculating the property management fee, assuming that all leasable space is leased to tenants paying fair market value rent (as contrasted with paying free rent, half rent and the like). Additionally, Landlord may elect to amortize items not required to be amortized under this Lease as well as defer one or more amortized costs to future expense years.

4.2.5       Taxes.

4.2.5.1       “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.

4.2.5.2       Tax Expenses shall include, without limitation: (i) any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax; (iii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (iv) any assessments or charged from any applicable property owners associations or other authority under any restrictive covenant, declaration of covenants, restrictions, easements, or other matters of record or any private agreement applicable to the Project; and (v) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises or the improvements thereon. Notwithstanding the foregoing, Tax Expenses shall exclude any charges included as part of Operating Expenses and any federal and state taxes on the income of Landlord. However, if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Tax Expenses, there is levied on Landlord a capital tax directly on the rents or revenues received therefrom or a franchise tax, margin tax, assessment, or charge based, in whole or in part, upon such rents or revenues for the Project, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Tax Expenses” for purposes hereof.

4.2.5.3       Any costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees) actually incurred by Landlord in good faith in attempting to protest, appeal, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred. Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. The foregoing sentence shall survive the expiration or earlier termination of this Lease. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses. For property tax purposes, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Project, and all rights to receive notices of reappraisal.

4.2.6       “Tenant’s Share” is the percentage obtained by dividing (i) the total rentable square feet of the Premises by (ii) the number of rentable square feet of the Project, as determined by Landlord from time to time. Should the rentable square footage of the Premises or Project change at any time during the Lease Term, as a result of a recalculation, reconfiguration or addition to the Project by Landlord, Landlord shall notify Tenant in writing of the new rentable square footage of the Premises and/or Project and the updated calculation of Tenant’s Share, which new calculation shall replace the Tenant’s Share in effect at such time and shall be used for all relevant calculations under this Lease. The percentage set forth in Section 7 of the Summary is the initial calculation of Tenant’s Share, which shall be subject to adjustment based on the calculation in this Section 4.2.6.

4.3           Tenant’s Audit Right. For so long as Tenant is not in default under this Lease beyond any applicable notice or cure period, Landlord’s books and records pertaining to the calculation of Operating Expenses for any Expense Year within the Lease Term may be audited in order to verify the accuracy of Landlord’s determination of Tenant’s Share of actual Operating Expenses for the applicable Expense Year by an authorized representative of Tenant at Tenant’s expense, at any time within twelve (12) months after the end of the applicable Expense Year, provided that Tenant gives Landlord not less than thirty (30) days’ prior written notice of any such audit. For purposes hereof, an authorized representative of Tenant means a bona fide employee of Tenant, any reputable accounting firm with experience auditing the financial records of commercial landlords and engaged by Tenant on a non-contingency fee basis, or any other party reasonably approved in writing by Landlord. In no event will an authorized representative of Tenant include the owner of any office, life sciences, or industrial building in the Research Triangle Park, North Carolina area or any Affiliate of such owner. Prior to commencement of such audit, Tenant shall cause its authorized representative to agree in writing for the benefit of Landlord that such representative will keep the results of the audit confidential and that such representative will not disclose or divulge the results of such audit to anyone other than Tenant, Landlord and the counsel and accountants of Landlord and Tenant who have a need to know such information, except in connection with any dispute between Landlord and Tenant relating to Operating Expenses. Such audit will be conducted during reasonable business hours at Landlord’s office where Landlord’s books and records are maintained or Landlord shall, if requested by Tenant, provide the applicable documentation to Tenant via a secure, electronic portal acceptable to Landlord (provided that Tenant shall reimburse Landlord for any costs actually incurred by Landlord in making such documentation available via such electronic portal not to exceed $500.00), shall not unreasonably interfere with the conduct of Landlord’s business, and shall be conducted only during business hours reasonably designated by Landlord. Tenant shall cause such audit to be completed within thirty (30) days, and upon completion, shall cause a written audit report to be prepared by its authorized representative following any such audit and shall provide Landlord with a copy of such report promptly after receipt thereof by Tenant. If Landlord’s calculation of Tenant’s Share of Operating Expenses for the audited Expense Year was incorrect, then Tenant will be entitled to a prompt (within thirty [30] days following delivery of the completed audit report) refund of any overpayment or Tenant shall promptly (within thirty [30] days following delivery of the completed audit report) pay to Landlord the amount of any underpayment, as the case may be. Nothing in this Section 4.3 shall be construed to limit, suspend or abate Tenant’s obligation to pay Rent when due, including Additional Rent. Tenant hereby acknowledges that Tenant’s sole right to audit Landlord’s books and records and to contest the amount of Operating Expenses payable by Tenant shall be as set forth in this Section 4.3. Landlord agrees to work with Tenant and its auditor in a good faith and commercially reasonable manner (provided Tenant and such auditor do the same) to resolve any factual inaccuracies in such audit or to resolve any disputes associated with the results of any audit performed by Tenant; provided, however, that Landlord’s good faith, reasonable judgment regarding the proper interpretation of this Lease and the proper accounting for Operating Expenses shall be binding on Tenant in connection with any such audit or inspection. If the final resolution of such audit determines that Landlord overcharged Tenant by more than five percent (5%), Landlord shall reimburse the actual, out-of-pocket costs of Tenant’s audit in an amount not to exceed $2,500.00. This provision shall survive the expiration or earlier termination of this Lease.

4.4           Calculation and Payment of Additional Rent. Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, Tenant’s Share of Direct Expenses for each Expense Year. If the Rent Commencement Date is a day other than the first day of an Expense Year, or if this Lease terminates or expires on a day other than the last day of an Expense Year, then Additional Rent shall be prorated in the manner provided in Section 3.1 above.

4.4.1       Statement of Actual Direct Expenses and Payment by Tenant. By March 31 of each calendar year or as soon thereafter as practicable (Landlord agreeing to use good faith, commercially reasonable efforts to cause the Statement to be delivered by March 31 of each year), Landlord shall deliver to Tenant a statement (the “Statement”) which shall state the Direct Expenses incurred or accrued for such preceding Expense Year or partial Expense Year, and which shall indicate the amount of Tenant’s Share of Direct Expenses. Upon receipt of the Statement for each Expense Year or partial Expense Year during the Lease Term, Tenant shall pay, with its next installment of Base Rent due, the full amount of Tenant’s Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as Estimated Direct Expenses (as defined in Section 4.4.2 below), and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, Tenant shall pay to Landlord such amount within thirty (30) days, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant’s Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than two (2) calendar years after the Lease Expiration Date, provided that in any event Tenant shall be responsible for Tenant’s Share of Direct Expenses levied by any governmental authority or by any public utility companies at any time following the Lease Expiration Date which are attributable to any Expense Year (provided that Landlord delivers Tenant a bill for such amounts within two (2) years following Landlord’s receipt of the bill therefor).

4.4.2       Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant’s Share of Direct Expenses (the “Estimated Direct Expenses”). The Estimate Statement may be included as part of the Statement delivered by Landlord. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.5           Taxes for Which Tenant Is Directly Responsible. Tenant shall be liable for and shall pay prior to delinquency, all taxes levied or assessed against Tenant’s equipment, furniture, fixtures, betterments, improvements, alterations and any other personal property located in or about the Premises or in the Building or on the Project. If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion of such equipment, furniture, fixtures, betterments, improvements, alterations or other personal property and if Landlord pays the taxes based upon such increase, then Tenant shall pay to Landlord, within thirty (30) days following written request therefor, the part of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord in writing that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with Applicable Law and if the non-payment thereof does not pose a threat of loss or seizure of the Project (or any part thereof) or interest of Landlord therein or impose any fee or penalty against Landlord.

4.6           Cap on Controllable Operating Expenses. Notwithstanding anything contained herein to the contrary, for purposes of determining Tenant’s Share of Operating Expenses for each calendar year after the first full calendar year of the Lease Term, in no event shall the cost of Tenant’s Share of Controllable Operating Expenses (as defined below) increase by more than five percent (5%) of Tenant’s Share of Controllable Operating Expenses for the immediately preceding calendar year of the Lease Term on a cumulative and compounding basis. For purposes of this Lease, “Controllable Operating Expenses” shall mean all Operating Expenses other than (i) utility costs (including all taxes, fees, surcharges and other charges and costs imposed in connection therewith); (ii) the cost of complying with new laws or any modifications or additional regulations related to any existing laws which first become effective after the date of this Lease; (iii) the cost of Landlord’s insurance; (iv) taxes, assessments and similar charges; (v) management fees (based upon a change in the gross income of the Project; provided, however, no increase in the Management Fee Cap is allowed); (vi) snow and ice removal costs; (vii) maintenance and repair costs (or increases to any costs) incurred in connection with or as a result of adverse weather conditions (including extraordinary landscape maintenance costs, such as those resulting from infestation, storms, drought and other severe weather); (viii) charges, costs and expenses assessed against or attributed to the Project (or any portion thereof) pursuant to any recorded Underlying Documents; (ix) costs incurred in connection with the fire/life safety systems serving the Building; (x) costs incurred in connection with state/county mandated inspections; (xi) third party security costs and trash removal costs which are subject to negotiation or change from time to time; and (xii) costs and expenses associated with emergency repairs required to keep the Building and Common Areas in first class condition. Notwithstanding anything herein to the contrary, in the event the Premises are expanded during the Lease Term, the then current cap on Controllable Operating Expenses set forth herein shall automatically be increased in proportion to the increase in the rentable square footage of the Premises (based upon the rate of Controllable Operating Expenses calculated on a per rentable square foot basis).

5.	USE OF PREMISES

5.1           Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 8 of the Summary and Tenant shall not use or knowingly permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.

5.2           Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit E, attached hereto and incorporated herein by this reference, as the same may be amended from time to time (the “Rules and Regulations”), or in violation of any Underlying Documents or Applicable Laws, including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by Applicable Laws now or hereafter in effect. Tenant shall not do or permit anything to be done in or about the Premises which will damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall not suffer or allow any offensive or obnoxious vibration, noise, odor or other undesirable effect to emanate from the Premises, or any machine or other installation therein, or otherwise suffer or allow the same to constitute a disturbance to other tenants or occupants of the Building (acknowledging that Tenant may be using the Premises in a manner that is different from other tenants or occupants of the Building and that Tenant’s use of the Premises for the Permitted Use will not be deemed to constitute a disturbance to such other tenants or occupants so long as Tenant is using the Premises in a manner reasonably similar to other similarly situated life science or biotech companies involved in light manufacturing in similarly situated buildings or developments, in accordance with the terms of this Lease, takes appropriate measures in its design of the Premises to ensure that its operations will not unreasonably disturb other tenants or occupants, and otherwise uses commercially reasonable efforts not to disturb such other tenants or occupants of the Building). Tenant shall comply with, and Tenant’s rights and obligations under this Lease and Tenant’s use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions now or hereafter affecting the Project. Additionally, Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems. Notwithstanding the foregoing, in the event of any conflict between any Rules and Regulations and the express terms of this Lease, the terms of this Lease shall control. Landlord shall provide reasonable advance written notice of any changes to the Rules and Regulations, and Landlord shall not institute any changes to the Rules and Regulations that (a) unreasonably and materially prohibit Tenant from using the Premises for the Permitted Use, (b) directly by its terms requires payment of an additional material sum of money, and (c) are not uniformly applicable to the tenants in the Building using the Premises in a manner consistent with the Permitted Use (provided that such changes may affect Tenant or other tenants in different ways based on their use of the premises or rights granted to Tenant or such other tenant(s), and further provided that Landlord shall have the right to waive a rule or regulation for the benefit of a particular tenant or tenants).

5.3           Intentionally Omitted.

5.4           Hazardous Materials.

5.4.1       Tenant’s Obligations.

5.4.1.1       Prohibitions. As a material inducement to Landlord to enter into this Lease with Tenant, Tenant has fully and accurately completed Landlord’s Pre-Leasing Environmental Exposure Questionnaire (the “Environmental Questionnaire”), which is attached as Exhibit G. Tenant hereby represents and warrants that, as of the date hereof and the date of each subsequent Environmental Questionnaire delivered by Tenant to Landlord, the person executing the Environmental Questionnaire on Tenant’s behalf has the authority to complete and execute such document on Tenant’s behalf and is in the best position to know all Hazardous Materials used by Tenant at the Premises, as well as any other information requested or included within such Environmental Questionnaire. Tenant hereby further represents, warrants and covenants that except for (a) those chemicals or materials, and their respective quantities, specifically listed on the Environmental Questionnaire (as the same may be updated from time to time in accordance with this Section 5.4) or (b) chemicals or materials similar to those disclosed in the Environmental Questionnaire and in quantities that are consistent with the quantities of the chemicals or materials disclosed in the Environmental Questionnaire and which are used in the course of Tenant’s standard business operations, and then only in compliance with applicable Environmental Laws (such chemicals or materials in Sections 5.4.1.1(a) and 5.4.1.1(b), are the “Permitted Hazardous Materials”), neither Tenant nor Tenant’s employees, contractors and subcontractors of any tier, entities with a contractual relationship with Tenant (other than Landlord), or any entity acting as an agent or sub-agent of Tenant (collectively, “Tenant’s Agents”) will produce, use, store or generate any “Hazardous Materials,” as that term is defined below, on, under or about the Premises, nor cause or permit any Hazardous Material to be brought upon, placed, stored, manufactured, generated, blended, handled, recycled, used or “Released,” as that term is defined below, on, in, under or about the Premises in violation of, or in a manner requiring any cleanup, removal, or remedial action pursuant to applicable Environmental Laws. If any information provided to Landlord by Tenant in writing on the Environmental Questionnaire is false, incomplete, or misleading in any material respect, the same shall be deemed a default by Tenant under this Lease, but subject to applicable notice and cure periods. Tenant shall deliver to Landlord an updated Environmental Questionnaire at least once per year, or in the event of any “Material Change in Tenant’s Use of Hazardous Materials” (as hereinafter defined) at the Premises (following Landlord’s prior written consent to the same), or at any other time upon Landlord’s request if an Event of Default is then in existence or if Landlord, acting in a commercially reasonable manner, has reason to believe that Tenant is using Hazardous Materials in the Premises in a manner that is not in compliance with all applicable Environmental Laws. For purposes of this Section, a “Material Change in Tenant’s Use of Hazardous Materials” shall mean Tenant initiates a process in the Premises that (i) utilizes one or more new classes of chemistries of Hazardous Materials that are not listed on the most recent Environmental Questionnaire and (ii) is at a scale that produces batches of such Hazardous Materials that are equal to or in excess of 30 kilograms. Tenant shall notify Landlord of any new Hazardous Materials used in its business at the Premises or Project which are not Permitted Hazardous Materials and which such new use will trigger an obligation under applicable Environmental Laws for Tenant to notify a regulatory agency. Landlord’s prior written consent shall be required for all such new Hazardous Materials that are not Permitted Hazardous Materials that Tenant desires to use in its Material Change in Tenant’s Use of Hazardous Materials, such consent not to be unreasonably withheld so long as such new Hazardous Materials (and the use thereof) that are not Permitted Hazardous Materials comply with all Applicable Laws and Underlying Documents, are reasonably required for the operation of Tenant’s business in the Premises, do not violate the terms of any warranties, loan agreements or other agreements to which Landlord is a party and that are applicable to the Building, do not materially increase the risk of damage to the Building or Project, do not materially increase the risk or potential liability of Landlord or Tenant (whether under this Lease or otherwise), and do not materially increase Landlord’s insurance costs or other costs associated with the operation of the Project. Tenant shall not install or permit any underground storage tank on the Premises. Tenant shall comply with the terms of this Lease and all Applicable Laws with respect to any Hazardous Materials Tenant brings onto the Premises or the Project. In addition, Tenant agrees that it: (i) shall not cause or suffer to occur, the Release of any Hazardous Materials at, upon, under or within the Premises or any contiguous or adjacent premises in violation of applicable Environmental Laws; and (ii) shall not engage in activities at the Premises related to Hazardous Materials that are not in compliance with Applicable Laws, the terms and conditions of this Lease, or that are reasonably likely to result in, give rise to, or lead to the imposition of material liability upon Tenant or Landlord or the creation of an environmental lien or use restriction upon the Premises. For purposes of this Lease, “Hazardous Materials” means all flammable explosives, petroleum and petroleum products, waste oil, radon (not including naturally occurring radon), radioactive materials, toxic pollutants, asbestos, polychlorinated biphenyls (“PCBs”), medical waste, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including without limitation any chemical, element, compound, mixture, solution, substance, object, waste or any combination thereof, which is or may be hazardous to human health, safety or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, or defined as, regulated as or included in, the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” under any Environmental Laws. For purposes of this Lease, “Release” or “Released” or “Releases” shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Materials into the environment. Notwithstanding the foregoing, any airborne or waste water emission/release of a Hazardous Material that occurs in the ordinary course of Tenant’s business and in accordance with requirements of applicable Environmental Laws shall not constitute a Release for purposes of this Lease.

Any use or storage of Hazardous Materials by Tenant permitted pursuant to this Article 5 shall not exceed Tenant’s proportionate share (measured on a per floor basis), based on the standards of the BMBL (as defined below), of similarly classed Hazardous Materials. Notwithstanding the foregoing to the contrary, in no event shall Tenant or anyone claiming by, through or under Tenant perform work at or above the risk category Biosafety Level 2 as established by the Department of Health and Human Services (“DHHS”) and as further described in the DHHS publication Biosafety in Microbiological and Biomedical Laboratories (5th Edition) (as it may be or may have been further revised, the “BMBL”) or such nationally recognized new or replacement standards as Landlord may reasonably designate. Tenant shall comply with all applicable provisions of the standards of the BMBL to the extent applicable to Tenant’s operations in the Premises.

5.4.1.2       Allocation of Control Area. Landlord hereby grants to Tenant the right to use, for no additional fee or expense, one (1) of the four (4) “Control Areas” (as defined in Section 202 of the applicable edition of the North Carolina State Building Code, and more particularly addressed in Section 414 of the applicable edition of the North Carolina State Building Code) within the Building. The control area allocated to the Tenant pursuant to this Section 5.4.1.2 is hereinafter referred to as the “Premises Control Area” and shall be located within the Premises. Tenant shall be solely responsible for ensuring that the Premises Control Area complies with all specifications required under Applicable Law and for ensuring that it does not use the Premises Control Area in such a way that Tenant would be using more than one (1) control area within the Building or in a way that such use would violate any Applicable Laws. Tenant’s use, manufacturing, creation, release and storage of Hazardous Materials within the Premises Control Area shall be subject to all applicable provisions of this Lease (including, without limitation, the obligation to disclose all such Hazardous Materials in the Environmental Questionnaire). For purposes of clarity, nothing in this Section 5.4.1.2 is intended to limit the provisions of Section 5.4 of this Lease.

5.4.1.3       Notices to Landlord. Unless Tenant is required by Applicable Laws to give earlier notice to Landlord, Tenant shall notify Landlord in writing as soon as reasonably possible but in no event later than two (2) business days after Tenant having knowledge of (i) the occurrence of any actual, alleged or threatened Release of any Hazardous Material in, on, under, from, about or in the vicinity of the Premises (whether past or present), regardless of the source or quantity of any such Release of which Tenant has or reasonably should have actual knowledge, or (ii) Tenant becomes aware of any regulatory actions, inquiries, inspections, investigations, directives, or any cleanup, compliance, enforcement or abatement proceedings (including any threatened or contemplated investigations or proceedings, but excluding any routinely scheduled compliance inspections of the Premises with applicable governmental authorities and which are solely applicable to Tenant) relating to or potentially affecting the Premises, or (iii) Tenant becomes aware of any claims by any person or entity relating to any Hazardous Materials in, on, under, from, about or in the vicinity of the Premises, whether relating to damage, contribution, cost recovery, compensation, loss or injury. Collectively, the matters set forth in clauses (i), (ii) and (iii) above are hereinafter referred to as “Hazardous Materials Claims”. Tenant shall promptly forward to Landlord copies of all written orders, notices, permits, applications and other communications and reports in connection with any Hazardous Materials Claims. Additionally, Tenant shall promptly advise Landlord in writing of Tenant’s discovery of any occurrence or condition on, in, under or about the Project that could subject Tenant or Landlord to any liability, or restrictions on ownership, occupancy, transferability or use of the Premises under any Environmental Laws (as defined below). Tenant shall not enter into any legal proceeding or other action, settlement, consent decree or other compromise with respect to any Hazardous Materials Claims without first notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to join and participate, as a party if Landlord so elects, in such proceedings and in no event shall Tenant enter into any agreements which are binding on Landlord or the Premises without Landlord’s prior written consent. Landlord shall have the right to appear at and participate in, any and all legal or other administrative proceedings concerning any Hazardous Materials Claim. For purposes of this Lease, “Environmental Laws” means all applicable present and future laws, including principles of common law, relating to the protection of human health, safety, wildlife or the environment, including, without limitation, (i) all requirements pertaining to reporting, licensing, permitting, investigation and/or remediation of emissions, discharges, Releases, or threatened Releases of Hazardous Materials, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials; and (ii) all requirements pertaining to the health and safety of employees or the public. Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC § 9601, et seq., the Hazardous Materials Transportation Authorization Act of 1994, 49 USC § 5101, et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, and Hazardous and Solid Waste Amendments of 1984, 42 USC § 6901, et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC § 1251, et seq., the Clean Air Act of 1966, 42 USC § 7401, et seq., the Toxic Substances Control Act of 1976, 15 USC § 2601, et seq., the Safe Drinking Water Act of 1974, 42 USC §§ 300f through 300j, the Occupational Safety and Health Act of 1970, as amended, 29 USC § 651 et seq., the Oil Pollution Act of 1990, 33 USC § 2701 et seq., the Emergency Planning and Community Right-To-Know Act of 1986, 42 USC § 11001 et seq., the National Environmental Policy Act of 1969, 42 USC § 4321 et seq., the Federal Insecticide, Fungicide and Rodenticide Act of 1947, 7 USC § 136 et seq., North Carolina Oil Pollution and Hazardous Substances Control Act, N.C. Gen. Stat. § 143-215.75 et seq., North Carolina Inactive Hazardous Sites Act, N.C. Gen. Stat. § 130A-310, North Carolina Water and Air Resources Act, N.C. Gen. Stat. § 143-211 et seq., 15A N.C. Admin. Code Subchapter 2L, , and any other state or local law counterparts, as amended, as such Applicable Laws, are in effect as of the Lease Commencement Date, or thereafter adopted, published, or promulgated.

5.4.1.4       Releases of Hazardous Materials. If any Release of any Hazardous Material in, on, under, from or about the Premises shall occur at any time during the Lease and/or if any other Hazardous Material condition exists at the Premises as a result of the acts or omissions of Tenant that requires response actions to cause the Premises to comply with Environmental Laws (even if a notice of violation of the same has not been delivered), in addition to notifying Landlord as specified above, Tenant, at its own sole cost and expense, shall (i) immediately comply with any and all reporting requirements imposed pursuant to any and all Environmental Laws, (ii) provide a written certification to Landlord indicating that Tenant has complied with all applicable reporting requirements, (iii) take any and all necessary investigation, corrective and remedial action in accordance with any and all applicable Environmental Laws, utilizing an environmental consultant reasonably approved by Landlord, all in accordance with the provisions and requirements of this Section 5.4, including, without limitation, Section 5.4.4, and (iv) take such additional investigative, remedial and corrective actions as Landlord shall in its reasonable discretion deem necessary such that the Premises are remediated to a condition allowing unrestricted use of the Premises under applicable Environmental Laws (i.e. to a level that will allow any future use of the Premises, including residential, without any engineering controls or deed restrictions), all in accordance with the provisions and requirements of this Section 5.4. Landlord may, as required by any and all Environmental Laws, report the Release of any Hazardous Material to the appropriate governmental authority, identifying Tenant as potentially being the responsible party. Tenant shall deliver to Landlord copies of all written administrative orders, notices, demands, directives or other communications directed to Tenant from any governmental authority with respect to any Release of Hazardous Materials in, on, under, from, or about the Premises, together with copies of all investigation, assessment, and remediation plans and reports prepared by or on behalf of Tenant in response to any such regulatory order or directive. Notwithstanding the foregoing, if Tenant provides Landlord with substantial proof that a Release in the Premises was caused by another tenant or occupant in the Project and in Landlord’s reasonable opinion such cause violates the terms of such tenant’s or occupant’s lease or other occupancy agreement, then Landlord shall use good faith, commercially reasonable efforts to cause such tenant or occupant to remediate or otherwise remedy such Release to the extent Landlord has the ability to do so under such lease or occupancy agreement; provided, however, that such commercially reasonable efforts shall not require Landlord to put such tenant or occupant in default under its lease or other agreement, terminate any such agreement, nor pursue any litigation against such tenant or occupant.

5.4.1.5       Indemnification. Without limiting in any way Tenant’s obligations under any other provision of this Lease, Tenant shall be solely responsible for and shall protect, defend, indemnify and hold the Landlord Parties harmless from and against any and all claims, judgments, losses, damages, costs, expenses, penalties, enforcement actions, taxes, fines, remedial actions, liabilities (including, without limitation, actual attorneys’ fees, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs) including, without limitation, consequential damages and sums paid in settlement of claims, which arise during or after the period beginning on the Lease Commencement Date and ending upon the expiration of the Lease Term, whether foreseeable or unforeseeable, directly or indirectly arising out of or attributable to the presence, use, generation, manufacture, treatment, handling, refining, production, processing, storage, Release or presence of Hazardous Materials in, on, under or about the Premises by Tenant, except to the extent such liabilities result from the gross negligence or willful misconduct of Landlord following the Lease Commencement Date. The foregoing obligations of Tenant shall include, including without limitation: (i) the costs of any required or necessary removal, repair, cleanup or remediation of the Premises, and the preparation and implementation of any closure, removal, remedial or other required plans; (ii) judgments for personal injury or property damages; and (iii) all costs and expenses incurred by Landlord in connection therewith. It is the express intention of the parties to this Lease that Tenant assumes all such liabilities, and holds Landlord harmless from all such liabilities, associated with the environmental condition of the Premises, arising on or after the date Tenant takes possession of the Premises.

5.4.1.5.1       Landlord warrants and represents to Tenant that, to Landlord’s knowledge, as of the Lease Date and except as otherwise disclosed in that certain Phase I Environmental Site Assessment prepared by Ramboll US Corporation (Project Number 1690016903) and dated January 2020, Landlord has not received a summons, citation, directive, letter or other written communication from any state agency, the U.S. Government, or a tenant or adjacent landowner or tenant concerning a violation of any applicable Environmental Laws, which has not be remedied on or prior to the Lease Date.

5.4.1.6       Compliance with Environmental Laws. Without limiting the generality of Tenant’s obligation to comply with Applicable Laws as otherwise provided in this Lease, Tenant shall, at its sole cost and expense, comply with all Environmental Laws. Tenant shall obtain and maintain any and all necessary permits, licenses, certifications and approvals appropriate or required for the use, handling, storage, and disposal of any Hazardous Materials used, stored, generated, transported, handled, blended, or recycled by Tenant on the Premises or elsewhere on the Project. Landlord shall have a continuing right, without obligation, to require Tenant to obtain, and to review and inspect any and all such permits, licenses, certifications and approvals, together with copies of any and all Hazardous Materials management plans and programs, any and all Hazardous Materials risk management and pollution prevention programs, and any and all Hazardous Materials emergency response and employee training programs respecting Tenant’s use of Hazardous Materials.

5.4.2       Assurance of Performance.

5.4.2.1       Environmental Assessments In General. Landlord may, but shall not be required to, engage from time to time such contractors as Landlord determines to be appropriate to perform “Environmental Assessments,” as that term is defined below, to ensure Tenant’s compliance with the requirements of this Lease with respect to Hazardous Materials; provided, however, that the foregoing right shall be subject to the notice requirement in Section 27 if Landlord enters the Premises to perform such assessment. For purposes of this Lease, “Environmental Assessment” means an assessment including, without limitation: (i) an environmental site assessment conducted in accordance with the then-current standards of the American Society for Testing and Materials and meeting the requirements for satisfying the “all appropriate inquiries” requirements; and (ii) sampling and testing of the Premises based upon potential recognized environmental conditions or areas of concern or inquiry identified by the environmental site assessment.

5.4.2.2       Costs of Environmental Assessments. All reasonable costs and expenses incurred by Landlord in connection with any such Environmental Assessment initially shall be paid by Landlord; provided that if any such Environmental Assessment shows that Tenant has failed to comply with the provisions of this Section 5.4, then all of the costs and expenses of such Environmental Assessment shall be reimbursed by Tenant as Additional Rent within thirty (30) days after receipt of written demand therefor (and reasonable documentation of Tenant’s failure to comply with its obligations under this Section 5.4, which may be satisfied by Landlord’s delivery of the Environmental Assessment).

5.4.3       Tenant’s Obligations upon Surrender. At the expiration or earlier termination of the Lease Term, Tenant, at Tenant’s sole cost and expense, shall: (i) cause an Environmental Assessment of the Premises to be conducted in accordance with Section 15.3; (ii) cause all Hazardous Materials to be removed from the Premises and disposed of in accordance with all Environmental Laws and as necessary to allow the Premises to be used for any purpose; and (iii) cause to be removed all containers installed or used by Tenant or Tenant’s Agents to store any Hazardous Materials on the Premises, and cause to be repaired any damage to the Premises caused by such removal.

5.4.4       Clean-up.

5.4.4.1       Environmental Reports; Clean-Up. If any written report, including any report containing results of any Environmental Assessment (an “Environmental Report”) shall indicate (i) the presence of any Hazardous Materials as to which Tenant has a removal or remediation obligation under this Section 5.4, and (ii) that as a result of same, the investigation, characterization, monitoring, assessment, repair, closure, remediation, removal, or other clean-up (the “Clean-up”) of any Hazardous Materials is required, Tenant shall promptly prepare and submit to Landlord within thirty (30) days after receipt of the Environmental Report a comprehensive plan, subject to Landlord’s written approval, specifying the actions to be taken by Tenant to perform the Clean-up so that the Premises are restored to the conditions required by this Lease. Upon Landlord’s approval of the Clean-up plan, Tenant shall, at Tenant’s sole cost and expense, without limitation on any rights and remedies of Landlord under this Lease, immediately implement such plan with a consultant reasonably acceptable to Landlord and proceed to Clean-Up Hazardous Materials in accordance with all Applicable Laws and as required by such plan and this Lease. If, within thirty (30) days after receiving a copy of such Environmental Report, Tenant fails either (a) to complete such Clean-up, or (b) with respect to any Clean-up that cannot be completed within such thirty-day period, fails to proceed with diligence to prepare the Clean-up plan and complete the Clean-up as promptly as practicable, then Landlord shall have the right, but not the obligation, and without waiving any other rights under this Lease, to carry out any Clean-up recommended by the Environmental Report or required by any governmental authority having jurisdiction over the Premises, and recover all of the costs and expenses thereof from Tenant as Additional Rent, payable within ten (10) business days after receipt of written demand therefor.

5.4.4.2       No Rent Abatement. Tenant shall continue to pay all Rent due or accruing under this Lease during any Clean-up, and shall not be entitled to any reduction, offset or deferral of any Base Rent or Additional Rent due or accruing under this Lease during any such Clean-up.

5.4.4.3       Surrender of Premises. Tenant shall complete any Clean-up prior to surrender of the Premises upon the expiration or earlier termination of this Lease, and shall fully comply with all Environmental Laws and requirements of any governmental authority with respect to such completion, including, without limitation, fully comply with any requirement to file a risk assessment, mitigation plan or other information with any such governmental authority in conjunction with the Clean-up prior to such surrender. Tenant shall obtain and deliver to Landlord a letter or other written determination from the overseeing governmental authority confirming that the Clean-up has been completed in accordance with all requirements of such governmental authority and that no further response action is required for the unrestricted use of the Premises (“Closure Letter”). Upon the expiration or earlier termination of this Lease, Tenant shall also be obligated to close all permits obtained in connection with Hazardous Materials in accordance with Applicable Laws.

5.4.4.4       Failure to Timely Clean-Up. Should any Clean-up for which Tenant is responsible not be completed, or should Tenant not receive the Closure Letter and any governmental approvals required under Environmental Laws in conjunction with such Clean-up prior to the expiration or earlier termination of this Lease, and Tenant’s failure to receive the Closure Letter is prohibiting Landlord from leasing the Premises or any part thereof to a third party, or prevents the occupancy or use of the Premises or any part thereof by a third party, then, subject to any extension of time of such deadline if such failure is due to an event of Force Majeure (as defined in Section 29.10 of this Lease), Tenant shall be liable to Landlord as a holdover tenant (as more particularly provided in Article 16) until Tenant has fully complied with its obligations under this Section 5.4.

5.4.5       Confidentiality. Unless compelled to do so by Applicable Law, Tenant agrees that Tenant shall not disclose, discuss, disseminate or copy any information, data, findings, communications, conclusions and reports regarding the environmental condition of the Premises to any Person (other than Tenant’s consultants, attorneys, property managers and employees that have a need to know such information), including any governmental authority, without the prior written consent of Landlord. In the event Tenant reasonably believes that disclosure is compelled by Applicable Law, it shall provide Landlord ten (10) days’ advance notice of disclosure of confidential information so that Landlord may attempt to obtain a protective order. Tenant may additionally release such information to bona fide prospective purchasers or lenders, subject to any such parties’ written agreement to be bound by the terms of this Section 5.4.

5.4.6       Copies of Environmental Reports. Within thirty (30) days of receipt thereof, Tenant shall provide Landlord with a copy of any and all environmental assessments, audits, studies and reports regarding Tenant’s activities with respect to the Premises, or ground water beneath the land upon which the Building is located, or the environmental condition or Clean-up thereof. Tenant shall be obligated to provide Landlord with a copy of such materials without regard to whether such materials are generated by Tenant or prepared for Tenant, or how Tenant comes into possession of such materials.

5.4.7       Signs, Response Plans, Etc. Tenant shall be responsible for posting on the Premises any signs required under applicable Environmental Laws. Tenant shall also complete and file any business response plans or inventories required by any Applicable Laws. Tenant shall concurrently file a copy of any such business response plan or inventory with Landlord.

5.4.8       Survival. Each covenant, agreement, representation, warranty and indemnification made by Tenant set forth in this Section 5.4 shall survive the expiration or earlier termination of this Lease and shall remain effective until all of Tenant’s obligations under this Section 5.4 have been completely performed and satisfied

6.	SERVICES AND UTILITIES

6.1       Utility Services and Landlord Services. Landlord shall provide or cause to be provided the mains, conduits and other facilities necessary to supply water, gas, electricity, telephone service and sewage service to the Premises. Tenant shall however, be responsible at its expense, to make provisions for connecting or hooking up to such utilities, directly with the appropriate utility company providing such service. Landlord shall, in a manner reasonably consistent with other comparable first-class commercial office and lab properties in the market, provide (a) routine maintenance, painting and electrical lighting service for all Common Areas in the manner and to the extent deemed by Landlord to be standard, (b) ice and snow removal for all driveways and parking in the Common Areas in the manner and to the extent deemed by Landlord to be standard when taking into account comparable first-class commercial office and lab properties in the market, and (c) sealing, re-topping, and striping all driveways and parking lots in the manner and to the extent deemed by Landlord to be standard when taking into account comparable first-class commercial office and lab properties in the market, all of which shall be included in Operating Expenses. Landlord may, in its sole discretion, provide additional services not enumerated herein, which shall also be included in Operating Expenses. Notwithstanding anything in this Lease to the contrary, Tenant acknowledges that if Landlord or Landlord’s property manager elects to provide security services to the Common Areas, neither Landlord nor Landlord’s property manager represents, guarantees or assumes responsibility that Tenant will be secure from any actions, proceedings, damages or expenses relating to such security officers, and in no event shall Landlord have any responsibility, or be deemed to have elected, to provide security services for the Premises. Neither Landlord nor Landlord’s property manager shall have any obligation to hire, maintain or provide such security services, which may be withdrawn or changed at any time with or without notice to Tenant or any other person and without liability to Landlord or Landlord’s property manager. Without limiting the generality of the foregoing, Tenant acknowledges that LANDLORD MAKES NO REPRESENTATION OR WARRANTY REGARDING WHETHER OR NOT LANDLORD WILL PROVIDE SECURITY SERVICES, OR IF SO, WHAT FORM OF SECURITY SERVICES WILL BE PROVIDED.

6.2       Tenant Provided Services and Utilities. Except as otherwise expressly set forth in Section 6.1, above, Tenant will be responsible, at its sole cost and expense, for the furnishing of all other services and utilities to the Premises including, without limitation, internet, telephone, janitorial and security services.

6.2.1       Landlord shall not provide janitorial or trash services for the Premises. Tenant shall be solely responsible for performing all security within the Premises and entrance thereof, janitorial and trash services and other cleaning of the Premises, and for the storage, removal, disposal, handling and transporting of all Hazardous Materials, biohazardous waste and other waste from the Premises, all in compliance with Applicable Laws. Tenant’s responsibilities with respect to trash services shall include the obligation to place, provide and maintain its own dumpster (including any required screening) for the disposal of Tenant’s ordinary office waste in a location designated by Landlord in the Project. In the event Tenant’s janitorial service is provided by a third-party janitorial service, and not by employees of Tenant, such service shall be a janitorial service approved in advance by Landlord, but such approval shall not be unreasonably withheld, conditioned, or delayed. The janitorial and cleaning of the Premises shall be adequate to maintain the Premises in a first-class condition. For purposes of clarity and notwithstanding anything in this Lease to the contrary, Tenant shall be solely responsible for any security within the Premises and entry of the Premises and for any security system to protect against unauthorized entry into the Premises, and Landlord shall have no obligations as to the foregoing.

6.2.2       Subject to Applicable Laws and the other provisions of this Lease (including, without limitation, the Rules and Regulations, and except in the event of an emergency), Tenant shall have access to the Building, the Premises and the Common Areas of the Building, other than Common Areas requiring access with a Building engineer or Landlord representative (including, without limitation, the fire/sprinkler rooms in the Building, which shall require coordination with Landlord prior to Tenant having access to the same), twenty-four (24) hours per day, seven (7) days per week, every day of the year. Notwithstanding the foregoing or anything in this Lease to the contrary, Landlord shall have the absolute right at all times, including an emergency situation, to limit, restrict or prevent access to the Building in response to an actual, suspected, perceived, or publicly or privately announced health or security threat.

6.2.3       Tenant shall promptly pay all charges and deposits for electricity, water, gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, including without limitation any surcharges and taxes thereon, whether part of Operating Expenses or as provided under this Article 6. Tenant shall pay all costs and expenses for any separately metered utilities provided exclusively to the Premises directly to the applicable service provider. Tenant shall pay all actual out-of-pocket costs and expenses, without mark-up, for utility charges that are based on a check- or sub-metering based on Landlord’s reading of such meters and directly to Landlord, including without limitation utility charges for power, gas and water serving the heating, ventilation and air conditioning (“HVAC”) system of the Building (which may be measured by the control management system of the Building based on air volume provided to each tenant space). Additional Rent for such utilities may be reasonably estimated monthly by Landlord, based on actual readings of sub- and “check” meters where applicable, and shall be paid monthly by Tenant within thirty (30) days after being billed by Landlord. Tenant’s use of electricity and any other utility shall never exceed the capacity of the feeders to the Building or the risers or wiring installation.

6.3           Metering. Landlord may install devices to separately meter or submeter any utility use (or use other reasonable industry standard methods to reasonably estimate such use and/or provide documentation to evidence such estimates). Landlord shall also have the option of billing Tenant directly for its use of any such utility service and in such event Tenant shall pay the cost directly to Landlord, within thirty (30) days after Tenant’s receipt of an invoice therefor, at the rates charged by the public utility company furnishing the same, including the cost of installing, testing and maintaining metering devices required or installed in connection with such utility.

6.4           Interruption of Use. Tenant agrees that, to the extent permitted pursuant to Applicable Laws, Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

Notwithstanding the foregoing, if any interruption in utility service occurs that is solely caused by the negligence or intentional misconduct of Landlord and Tenant is prevented from using, and does not use, all or a material portion of the Premises because of the continued unavailability of any such service for a period of five (5) consecutive days following Landlord’s receipt from Tenant of a written notice regarding such unavailability, the restoration of which is within Landlord’s reasonable control, and such unavailability was not caused by a Tenant Party, a governmental directive, Force Majeure, or the failure of public utilities to furnish necessary services, then Tenant shall, as its exclusive remedy, be entitled to a per diem abatement of Base Rent and Additional Rent for each consecutive day (after such five [5] consecutive day period) that Tenant is so prevented from using the Premises or an applicable material portion thereof as a result of such interruption until such service is restored (provided that, in the event such interruption prevents the use of only a material portion of the Premises, the abatement of Base Rent and Additional Rent shall be limited to the ratio of the rentable square feet of the Premises that is unusable bears to the total rentable square footage of the Premises); provided, however, that Landlord or Tenant (provided that Tenant’s right shall be subject to the terms and conditions of this Lease) may, but shall not be obligated to, temporarily provide or arrange for a substitute service reasonably comparable to such interrupted service, in which event no such abatement shall occur. Tenant shall reasonably cooperate with Landlord to restore any such interrupted services.

7.	REPAIRS

7.1           Tenant Repairs. Except as expressly included as Landlord’s responsibility in Section 7.2 below, Tenant shall, at Tenant’s own expense, keep the Premises in good order, repair and condition (ordinary wear and tear excepted) at all times during the Lease Term, including, without limitation, repairs and replacements related to all improvements, fixtures, furnishings, HVAC systems, and mechanical, utility and other building systems and equipment located within the Premises (including, without limitation, plumbing fixtures and equipment such as dishwashers, and garbage disposals) or serving the Premises exclusively, all windows and doors of the Premises, and frames, glass, molding and hardware, all walls, floors, ceilings, interior doors, exterior doors and interior windows, exterior glass, lighting and fixtures of the Premises. In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior reasonable approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances located therein. If (a) Tenant fails to commence to make such repairs or replacements within fourteen (14) days after the occurrence of such damage or to thereafter diligently pursue the completion thereof (or, in the case of an emergency, such shorter period of time as is reasonable given the circumstances), or (b) notwithstanding such diligence, Tenant fails to complete such repairs or replacements within thirty (30) days after the occurrence of such damage (or, in the case of an emergency, such shorter period of time as is reasonable given the circumstances), then Landlord may make the same at Tenant’s cost. Notwithstanding the foregoing, if any such damage occurs outside of the Premises, or if such damage occurs inside the Premises but is visible from the exterior of the Premises, or affects the Building’s systems (other than those exclusively serving the Premises) and/or Building’s structure, or any other area outside the Premises, then Landlord may elect to repair such damage at Tenant’s expense at any time prior to Tenant commencing or completing such repairs but after notice to Tenant (that can be via e-mail) unless in the event of an emergency (in which event no such notice shall be required), rather than having Tenant repair such damage. In such event where Landlord is permitted to make sure repairs and replacements and does make such repairs and replacements, then Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. Tenant shall secure, pay for, and keep in force contracts with appropriate and reputable service companies reasonably approved by Landlord providing for the regular maintenance of all HVAC, mechanical, building and utility systems serving the Premises. As part of such obligation Tenant shall, at its own cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor for servicing all HVAC equipment. The maintenance contractor and the contract must be approved by Landlord in its reasonable discretion. The service contract must include all services suggested by the equipment manufacturer within the operation/maintenance manual and must become effective (and a copy thereof delivered to the Landlord) within thirty (30) days of the date Tenant takes possession of the Premises. In the event Tenant fails to provide Landlord a copy of the service contract which meets the requirements of this Section 7.1 within such 30-day period and such failure continues for five (5) business days after written notice from Landlord, Tenant shall pay to Landlord a late delivery fine of One Hundred and 00/100 Dollars ($100.00) for each month, or portion thereof, following such 30-day period in which Tenant fails to deliver the same. Tenant shall furnish proof reasonably satisfactory to Landlord at least once per year that all such systems and equipment are being serviced in accordance with the maintenance/service contract. Landlord reserves the right to request such proof once per twelve months. Landlord also reserves the right to inspect all HVAC equipment with twenty-four (24) hours’ written notice once per quarter unless in the event of an emergency (in which event no notice shall be required and the foregoing limitation shall not apply). Within the three (3) month period preceding Tenant’s vacating the Premises for any reason, whether due to expiration or earlier termination of the Lease Term, or otherwise, Tenant shall have the systems and equipment checked and serviced to insure proper functioning and shall furnish Landlord satisfactory proof thereof upon request. Tenant shall warrant the HVAC unit is insured against theft and vandalism in its insurance policy as required by Section 10.3. In the event that, at any time during the Lease Term, the cost of repair of the HVAC system or any HVAC unit exceeds the remaining economic life of such system or unit (as determined by Landlord in its reasonable discretion), the equipment will be replaced at Tenant’s sole cost and expense, except as otherwise expressly provided herein. Notwithstanding the foregoing, if Tenant is required to replace the HVAC system or any HVAC unit at any time and such replacement is not made as part of the Work, covered by any warranty then in effect (Tenant agreeing to look to any warranty then in effect rather than Landlord) or paid for using the proceeds of the HVAC Contribution, then provided an Event of Default is not then in existence, Tenant has maintained the HVAC system and/or applicable HVAC unit throughout the Lease Term in accordance with the terms of this Lease (including, without limitation, a regularly schedule preventative maintenance/service contract as required in this Section 7.1), and further provided that replacement of the HVAC system is not required as a result of the negligent acts or omissions or intentional misconduct of Tenant, its agents, employees, patrons, contractors, subcontractors or invitees, such replacement shall initially be performed by Landlord and Tenant shall thereafter reimburse Landlord for all such replacement costs by paying to Landlord on a monthly basis and as Additional Rent (payable at the same time and in the same manner as Base Rent and Direct Expenses) the amortized amount of the total replacement costs incurred by Landlord as a result of such replacement over the remaining Lease Term (as the same may be extended), which amortization shall be calculated on a straight line basis over the anticipated useful life of such HVAC system or unit (as determined by the manufacturer of such item or Landlord’s engineers). Tenant shall not have any responsibility for the unamortized portion of such replacement costs which remain at the end of the Lease Term (as the same may be extended). Additionally, Tenant shall contract for and pay directly for pest control or alarm services for the Premises at Tenant’s sole expense. Tenant must coordinate all access to roof or utility rooms through Landlord. When applicable, all repairs and replacements done by Tenant shall be performed by licensed contractors with general liability insurance and workman’s compensation insurance, and with a permit when required by state and local codes. Landlord shall reserve the right to inspect all work (subject to the notice requirements of Section 27 in the event Landlord has to enter the Premises in connection with such inspection) and, except in connection with any emergency repairs performed by Tenant, to approve the equipment and materials to be installed prior to work being performed, such approval not to be unreasonably withheld, conditioned or delayed (provided the parts, equipment replacements and materials satisfy the requirements in the following sentence). All repair parts, equipment replacements and materials used must be equal to the size, capacity and quality of the original parts, equipment and materials.

7.2           Landlord Repairs. Notwithstanding the foregoing, Landlord shall be responsible, at Landlord’s sole cost and expense (but which shall be subject to reimbursement through Operating Expenses to the extent such costs or expenses constitute Operating Expenses), for repairs (including as a result of any and all structural or latent defects associated with or in the Building and not caused by Tenant’s negligence or willful misconduct or Tenant’s alterations or improvements to the Premises) to the exterior walls, window systems, foundation and roof (including roof membrane) of the Building, the structural components of the Building, and the base building systems and equipment serving the Building generally (but not exclusively serving the Premises), all sprinkler systems, smoke detection systems, and fire suppression systems serving the Building generally (but not exclusively serving the Premises), the Building’s connections to and from utility mains, and Common Areas, except to the extent that such repairs are required due to the negligence or willful misconduct of Tenant; provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant’s expense. Subject to the terms of Article 27, below, Landlord may, but shall not be required to, enter the Premises at all reasonable times and upon reasonable prior notice to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Landlord represents and warrants to Tenant that, to the actual knowledge of Landlord as of the Lease Date, (a) Landlord has not received written notice from any governmental authority that the mechanical, electrical, or plumbing systems generally serving the Building (as opposed to those exclusively serving the Premises) are in violation of any Applicable Laws in effect as of the Lease Date, which violations have not been cured, and (b) the mechanical, electrical, and plumbing systems, wiring, and fixtures servicing the Building generally (rather than such systems exclusively serving the Premises) are in good working order as of the Lease Date, and (c) the roof and roof membrane serving the Building are, as of the Lease Date, in good working order for the purposes for which they are used as of the Lease Date.

7.3           Floor Load-Heavy Machinery. Tenant shall not place a load upon any floor of the Premises exceed the floor load per square foot of area which such floor was designed to carry (as the same may be increased based upon the Work performed by the Tenant in accordance with the terms of this Lease) and which is permitted by Applicable Law. Landlord reserves the right to prescribe the weight and determine the locations for heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner reasonably acceptable to Landlord which may include the use of such supporting devices as Landlord may require. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in a setting sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance, and proper placement of all such machines and equipment shall be Tenant’s sole responsibility. Except as otherwise specifically and expressly approved by Landlord as part of the Work, Tenant shall not move any safe, heavy machinery, heavy equipment, freight or fixtures in excess of 4,000 pounds into or out of the Building without Landlord’s prior written consent. Any such moving shall be at the sole risk of Tenant and Tenant will defend, indemnify and save Landlord and the Landlord Parties harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving.

8.	ADDITIONS AND ALTERATIONS

8.1           Landlord’s Consent to Alterations. Except as otherwise approved by Landlord as part of the Work, Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than ten (10) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (each a “Permitted Alteration”): (a) will not affect the mechanical, electrical, or plumbing systems of the Building (other than any such systems exclusively serving the Premises), (b) will not affect the structure of the Building, and (c) is not visible from outside the Premises or Building. Permitted Alterations shall be subject to all other terms of this Section 8.1. It shall be deemed reasonable for Landlord to withhold its consent to any Alteration which would (i) adversely affect the mechanical, electrical or plumbing systems or equipment of the Building, (ii) affect the exterior of the Premises, the Building or the Project or (iii) adversely affect the quiet enjoyment of other tenants or occupants of the Project, or the provision of services to other occupants of the Project. Further, Landlord may condition its consent to any alteration or addition that requires Landlord’s consent on Tenant’s obtaining a letter of credit, bond or other form of security satisfactory to Landlord, in its reasonable discretion (based on Tenant’s demonstrated ability to pay for the costs of such alterations or additions), to ensure Tenant’s compliance with its obligations hereunder. Notwithstanding anything to the contrary in this Article 8, Landlord and Tenant acknowledge and agree that the Work and the plans associated therewith shall be subject to the approval procedure under Exhibit D rather than the approval procedures in this Article 8. Except if Landlord otherwise specifically and expressly approves of the installation of Special Equipment as part of the Work (but such exception shall be limited solely to Landlord’s approval of the installation of the Special Equipment approved by Landlord as part of the Work, and shall still be subject to the other applicable provisions of this Lease other than the requirement for Landlord’s approval), no electrical, electronic, electromagnetic or other similar lab equipment (collectively, the “Special Equipment”) shall be installed or used in the Premises, except in accordance with this Article 8 and other applicable provisions of this Lease (including Exhibit D, to the extent installed by Tenant as part of the Work). All Special Equipment shall be installed at Tenant’s cost, in accordance with this Lease, and shall be electrically filtered and insulated so that there is no interference in the Project with telephonic, video, fiberoptic, data processing, radio, television or other similar communication, transmission or reception currently or hereafter used in the Project. All portions of the Premises used for examination, diagnosis, testing or therapy shall be properly shielded and shall at all times comply with all Applicable Laws, and all Special Equipment shall be removed by Tenant upon the expiration or earlier termination of this Lease unless otherwise expressly agreed to by Landlord in writing. All alterations, additions, and improvements shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Applicable Laws; Landlord’s consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all Applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance. Upon prior written notice to Tenant, Landlord shall have the option of charging an oversight fee for any alterations or improvements that Landlord oversees or performs on behalf of Tenant, which fee shall be in the amounts specified in Section 8.4 of this Lease. Landlord and Tenant hereby acknowledge and agree that all alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises (excluding Tenant’s trade fixtures, furniture, Special Equipment or non-affixed office equipment), from time to time, shall be at the sole cost of Tenant and shall be and become part of the Premises and the property of Landlord (subject to the provisions of Section 15).

8.2           Prior to commencing any Alterations affecting air distribution or disbursement from ventilation systems serving Tenant or the Building, including without limitation the installation of Tenant’s exhaust systems, Tenant shall provide Landlord with a third party report from a consultant, and in a form reasonably acceptable to Landlord, showing that such work will not adversely affect the ventilation systems or air quality of the Building (or of any other tenant in the Building) and shall, upon completion of such work, shall provide Landlord with a certification reasonably satisfactory to Landlord from such consultant confirming that no such adverse effects have resulted from such work.

8.3           Manner of Construction. Landlord may impose, as an express condition of its consent (at the time said consent is given) to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant and approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), the requirement that upon Landlord’s request at the time Landlord approves said Alterations, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the city in which the Building is located (or other applicable governmental authority), and shall use materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building, and in such manner as to cause a minimum disruption to the other occupants of the Project and interfere with other construction in progress and with the transaction of business in the Project. Landlord may designate reasonable rules, regulations and procedures for the performance of all such work in the Building (including insurance requirements for contractors) and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to designate the time when such work may be performed. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of the general contractor primarily responsible for performing the work prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to Applicable Laws. Upon completion of any Alterations (or repairs), Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant shall deliver to the Project construction manager a reproducible copy of the “as built” drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations. Landlord shall make its construction rules and pre-approved vendor list available to Tenant upon its request.

8.4           Payment for Alterations. If Tenant orders any work directly from Landlord in connection with any Alteration, Tenant shall pay to Landlord an amount equal to four percent (4%) of the cost of such work to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work; provided, however, Landlord must give Tenant a reasonable opportunity to review all pricing of any such requested work (which review shall be considered completed at the time Tenant authorizes Landlord to perform the work on Tenant’s behalf). If Tenant does not order any work directly from Landlord in connection with any Alteration, Tenant shall reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of the work associated with such Alteration(s) including an oversight fee in the amount of three percent (3%) of the total costs of such Alteration(s), up to but not to exceed a total payment by Tenant to Landlord of $40,000 per Alteration or set of Alterations.

8.5           Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Tenant’s contractors and subcontractors shall be required to carry Commercial General Liability Insurance in an amount approved by Landlord and otherwise in accordance with the requirements of Article 10 of this Lease and such general liability insurance shall name the Landlord Parties as additional insureds. In addition, Tenant’s contractors and subcontractors shall be required to carry workers compensation insurance with a waiver of subrogation in favor of the Landlord Parties.

9.	COVENANT AGAINST LIENS

All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic’s or construction liens to be filed against the Premises or the Project in connection therewith. Tenant acknowledges that Landlord may post notice on the Premises of non-responsibility for such liens and, in such event, Tenant shall so advise all contractors, materialmen, suppliers and other persons performing work or providing services and/or supplies to the Premises on behalf of Tenant. Notwithstanding any term or provision herein to the contrary, for all work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party other than any work to be performed by Landlord pursuant to this Lease, Tenant or Tenant’s contractor must appoint a lien agent (as defined in NCGS 44A-7, naming the Tenant in the “Owner Information” section and the Premises in the “Project Property” section of the Appointment of Lien at www.LiensNC.com), and Tenant must provide to Landlord such mechanics lien agent entry number as assigned by LiensNC.com, at or prior to the earlier of (i) the date any work is commenced within the Premises by or on behalf of any Tenant Party, (ii) Landlord paying any allowance money to Tenant relative to the Premises, (iii) Tenant entering into a contract with a construction contractor relative to the Premises, and (iv) the date any building permit is obtained relative to the Premises. Within twenty (20) days after final completion of any such work, Tenant shall deliver to Landlord final unconditional lien waivers from all contractors, subcontractors and materialmen who performed such work and contracted directly with Tenant in a form reasonably approved by Landlord. If a lien is filed against the Premises, then Tenant shall, within ten (10) days after Landlord has delivered notice of the filing thereof to Tenant (or such earlier time period as may be necessary to prevent the forfeiture of the Premises, the Project or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either (a) pay the amount of the lien and cause the lien to be released of record, or (b) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord as Additional Rent within ten (10) days after Landlord has invoiced Tenant therefor. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships) and that Tenant is not authorized to act as Landlord’s common law agent or construction agent in connection with any work performed in the Premises. Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Lease Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, the Project or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Tenant shall defend, indemnify and hold harmless Landlord and its agents and representatives from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys’ fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. This indemnity provision shall survive termination or expiration of this Lease. For purposes of this Lease, a “Tenant Party” means each of Tenant; any assignees claiming by, through or under Tenant; any subtenants claiming by, through or under Tenant; and any of their respective agents, contractors, officers, employees, licensees, guests and invitees (collectively, “Tenant Parties”).

10.	INSURANCE

10.1       Indemnification and Waiver. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that Landlord, its property manager(s), asset manager(s), lenders, partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Subject to the provisions of Section 10.5, Tenant shall defend, indemnify, and hold harmless Landlord and the Landlord Parties from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) arising from any injury to or death of any person or the damage to or theft, destruction, loss, or loss of use of, any property or inconvenience (a “Loss”) (a) occurring in or on the Project (other than within the Premises) to the extent caused by the negligence or willful misconduct of any Tenant Party, (b) occurring in the Premises, (c) arising out of the installation, operation, maintenance, repair or removal of any property of any Tenant Party located in or about the Project, including without limitation any Off-Premises Equipment, or (d) any breach by Tenant of the terms of this Lease. It being agreed that clauses (b) and (c) of this indemnity are intended to indemnify Landlord and its agents against the consequences of their own negligence or fault, even when Landlord or its agents are jointly, comparatively, contributively, or concurrently negligent with Tenant, and even though any such claim, cause of action or suit is based upon or alleged to be based upon the strict liability of Landlord or its agents; however, such indemnity shall not apply to the sole or gross negligence or willful misconduct of Landlord and its agents. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its reasonable costs and expenses incurred in such suit, including without limitation, its actual professional fees such as reasonable appraisers’, accountants’ and attorneys’ fees. The provisions of this Section 10.1 shall survive termination or expiration of this Lease with respect to any event, matter or circumstances first occurring prior to such termination or expiration and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease.

10.2       Tenant’s Compliance With Landlord’s Property Insurance. Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies (as reasonably evidenced by documentation from Landlord) then Tenant shall reimburse Landlord as Additional Rent for any such increase within ten (10) days following Landlord’s written request therefor. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3       Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1       Commercial General Liability Insurance on an occurrence form covering the insured against claims of bodily injury, personal and advertising injury and property damage (including loss of use thereof) arising out of Tenant’s operations, products/completed operations, and contractual liability including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, and including, solely on a claims-made basis, products and completed operations coverage, for limits of liability of not less than:

Bodily Injury and	$5,000,000 each occurrence
Property Damage Liability	$5,000,000 annual aggregate

Personal and Advertising Injury Liability	$5,000,000 each occurrence
$5,000,000 annual aggregate
0% Insured’s participation

10.3.2       Property Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, and (ii) any other improvements, alterations, and betterments in the Premises and any Off-Premises Equipment permitted by Landlord (without implying any consent by Landlord to the installation thereof) (the “New Improvements”). Such insurance shall be written on a “special” or “all risks” of physical loss or damage basis (including, but not limited to, sprinkler leakage, ordinance and law, sewer back-up, flood, earthquake, windstorm and collapse coverage), for the full replacement cost value (subject to reasonable deductible amounts not to exceed $75,000) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion. Such policy shall be written on a no coinsurance form or contain an agreed amount endorsement with respect to all property identified in subsections (i) and (ii) above waiving all co-insurance provisions.

10.3.3       Business interruption insurance for sixteen (16) months plus Extra Expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings attributable to the risks outlined in Section 10.3.2 above.

10.3.4       Worker’s Compensation and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations. The policy will include a waiver of subrogation in favor of the Landlord Parties.

10.3.5       Contractual liability insurance sufficient to cover Tenant’s indemnity obligations hereunder (but only if such contractual liability insurance is not already included in Tenant’s commercial general liability insurance policy).

10.4       Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, its subsidiaries and affiliates and any other party the Landlord so specifies, as an additional insured, as applicable, including without limitation Landlord’s property manager, asset manager, and lender(s), if any; (ii) cover the liability assumed by Tenant under this Lease; (iii) be issued by an insurance company having a rating of not less than A:VIII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of North Carolina; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance required of Tenant; (v) be in form and content reasonably acceptable to Landlord; and (vi) provide that said insurer shall provide written notice to Landlord and any mortgagee of Landlord, to the extent such names are furnished to Tenant, thirty (30) days prior to the cancellation of or material change to such policy; provided, however, that if Tenant’s insurer will not agree to provide such notice, then Tenant shall be responsible for providing such notice to Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the earlier to occur of (A) the Lease Commencement Date, and (B) the date upon which Tenant is first provided access to the Premises, and at least ten (10) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate within ten (10) days after written notice from Landlord, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within five (5) days after delivery to Tenant of bills therefor.

10.5       Subrogation. Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy of the types described in this Article 10 that covers the Project, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such Loss. Additionally, Tenant waives any claim it may have against Landlord for any Loss to the extent such Loss is caused by a terrorist act. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party. Notwithstanding any provision in this Lease to the contrary, Landlord, its agents, employees and contractors shall not be liable to Tenant or to any party claiming by, through or under Tenant for (and Tenant hereby releases Landlord and its servants, agents, contractors, employees and invitees from any claim or responsibility for) any damage to or destruction, loss, or loss of use, or theft of any property of any Tenant Party located in or about the Project, caused by casualty, theft, fire, third parties or any other matter or cause, regardless of whether the negligence of any party caused such loss in whole or in part. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, any property of any Tenant Party located in or about the Project.

10.6       Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of insurance to the extent required by any lender or mortgagee on the Building.

10.7       Landlord Insurance. Landlord shall keep in force during the Lease Term (i) commercial general liability insurance against any and all claims for bodily injury and property damage occurring in or about the Building or the Common Areas having a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate, and (ii) property insurance for fire, casualty and special causes of loss in such amounts and coverages as Landlord deems appropriate or is otherwise required of Landlord by its lender or applicable law, but in no event less than the lesser of (a) at least one hundred percent (100%) percent of the replacement cost of the Building and permanent improvements therein (but such insurance may provide for a commercially reasonable deductible) or (b) the maximum insurable value of the Building (but such insurance may provide for a commercially reasonable deductible) provided that, in no event, shall Landlord be required to insure New Improvements or office furniture, business and trade fixtures, Off-Premises Equipment, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant.

11.	DAMAGE AND DESTRUCTION

11.1       Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty and neither party elects to terminate this Lease as a result of such casualty when explicitly allowed pursuant to this Lease, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore such Common Areas and the Premises to substantially the same condition as existed prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to or the use of the Premises shall not be materially impaired. Notwithstanding the foregoing, Landlord shall not be required to repair or replace any improvements, alterations or betterments within the Premises (which shall be reasonably promptly and with due diligence after the Premises is habitable repaired and restored by Tenant at Tenant’s sole cost and expense) or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises or the Project, and Landlord’s obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the casualty in question. If this Lease is terminated under the provisions of this Article 11, Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all alterations, improvements and betterments in the Premises (and, if Tenant has failed to maintain insurance on such items as required by this Lease, Tenant shall pay Landlord an amount equal to the proceeds Landlord would have received had Tenant maintained insurance on such items as required by this Lease). To the extent permitted pursuant to Applicable Laws, Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, and the Premises, or a material portion of the Premises, are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises, unless Tenant or a Tenant Party caused such damage, in which case Tenant shall continue to pay Base Rent and Additional Rent without abatement.

11.2       Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) at least One Hundred Thousand and 00/100 Dollars ($100,000.00) of damage is not fully covered by Landlord’s insurance policies; (iv) the damage occurs during the last twelve (12) months of the Lease Term; or (v) any owner of any other portion of the Project, other than Landlord, does not intend to repair the damage to such portion of the Project; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within two hundred seventy (270) days after the date of such damage, Tenant may elect, within sixty (60) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. Notwithstanding the provisions of this Section 11.2, Tenant shall have the right to terminate this Lease under this Section 11.2 only if each of the following conditions is satisfied: (a) the damage to the Project by fire or other casualty was not caused by the negligence or intentional act of Tenant or its partners or subpartners and their respective officers, agents, servants, employees, and independent contractors; and (b) as a result of the damage, Tenant cannot conduct its business in the Premises in a manner reasonably comparable to that conducted immediately prior to such casualty. In addition, if the damage to the Premises occurs during the last twelve (12) months of the Lease Term, Tenant has not exercised a renewal or extension option to extend the Lease Term past such scheduled expiration date, and such repairs will take more than ninety (90) days after the date of such damage to complete, Tenant may elect, within sixty (60) days after the date of such damage, to terminate this Lease by written notice to Landlord, which termination shall be effective as of the date specified in such notice (provided that such specified termination date will not be less than thirty [30] days nor more than sixty [60] days after the date such notice is delivered by Tenant).

12.	NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

13.	CONDEMNATION

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation and any portion of the Building is not suitable for its intended use, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of ninety(90) days or less, and provided that such temporary taking does not materially preclude or unreasonably diminish Tenant’s ability to conduct business from the Premises, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking, provided, however, that Tenant shall be entitled to a share of the award for any loss of fixtures and improvements and for moving and other reasonable expenses that do not otherwise reduce Landlord’s recovery and is payable separately to Tenant.

14.	ASSIGNMENT AND SUBLETTING

14.1       Transfers. Except as provided in Section 14.6, Tenant shall not, without the prior written consent of Landlord, (a) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (b) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (c) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current direct or indirect control of Tenant, (d) sublet any portion of the Premises, (e) grant any license, concession, or other right of occupancy of any portion of the Premises, (f) permit the use of the Premises by any parties other than Tenant or Tenant’s visitors (which visitors shall use the Premises solely for purposes of visiting the Premises), or (g) sell or otherwise transfer, in one or more transactions, a majority of Tenant’s assets (any of the events listed in Section 14.1(a) through 14.1(g) being a “Transfer” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant requests Landlord’s consent to a Transfer, then, at least fifteen (15) days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed Transferee: name and address of the proposed Transferee and any entities and persons who own, control or direct the proposed Transferee; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed Transferee’s creditworthiness and character. Concurrently with Tenant’s notice of any request for consent to a Transfer, Tenant shall pay to Landlord a fee of One Thousand Five Hundred and 00/100 Dollars ($1,500.00) to defray Landlord’s expenses in reviewing such request, and Tenant shall also reimburse Landlord within thirty (30) days upon request for its reasonable attorneys’ fees and other out-of-pocket expenses actually incurred in connection with considering any request for consent to a Transfer. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease.

14.2       Landlord’s Consent. Landlord shall not unreasonably withhold, condition, or delay its consent to any assignment of Tenant’s entire interest in this Lease or subletting of the Premises, provided that the proposed transferee (a) has a Tangible Net Worth equal to or greater than the Tangible Net Worth of Tenant as of the Lease Date or the proposed date of such assignment or sublease, whichever is greater, (b) will use the Premises for the Permitted Use (thus, excluding, without limitation, uses for credit processing and telemarketing) and will not use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement entered into by Landlord with any other tenant of the Project, (c) will not use the Premises, Building or Project in a manner that would materially increase Operating Expenses or the pedestrian or vehicular traffic to the Premises, Building or Project, (d) is not a governmental or quasi-governmental entity, or subdivision or agency thereof, or any other entity entitled to the defense of sovereign immunity, (e) is not another occupant of the Project or the related complex or an Affiliate of such occupant, unless Landlord is not able to accommodate the space need of the proposed transferee, (f) is not currently and has not in the past been involved in litigation with Landlord or any of its Affiliates, and (g) is not a person or entity with whom Landlord is then, or has been within the six (6) month period prior to the time Tenant seeks to enter into such assignment or subletting, negotiating to lease space in the Project or the related complex or any Affiliate of any such person or entity, unless Landlord was not able to accommodate the space need of the proposed transferee; otherwise, Landlord may withhold its consent in its sole discretion. Additionally, Landlord may withhold its consent in its sole discretion to any proposed Transfer if any Event of Default by Tenant then exists. Any Transfer made while an Event of Default exists hereunder, irrespective whether Landlord’s consent is required hereunder with respect to the Transfer, shall be voidable by Landlord in Landlord’s sole discretion. In agreeing to act reasonably, Landlord is agreeing to act in a manner consistent with the standards followed by large institutional owners of commercial real estate and Landlord is permitted to consider the financial terms of the Transfer and the impact of the Transfer on Landlord’s own leasing efforts and the value of the Project. Landlord may condition its consent to a Transfer that requires its consent on a reasonable increase in the Letter of Credit (or replacement security deposit, as applicable) or, if commercially reasonable based on the credit or Tangible Net Worth of the applicable assignee, receipt of a guaranty from a suitable party. Landlord shall not be required to act reasonably in considering any request to pledge or encumber this Lease or any interest therein.

14.3       Conditions to Consent. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes Tenant’s obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers and no subtenant of any portion of the Premises shall be permitted to further sublease any portion of its subleased space. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of an Event of Default hereunder. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

14.4       Attornment by Subtenants. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (a) liable for any previous act or omission of Tenant under such sublease, (b) subject to any counterclaim, offset or defense that such subtenant might have against Tenant, (c) bound by any previous modification of such sublease not approved by Landlord in writing or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such advanced rent shall remain due and owing, notwithstanding such advance payment, (d) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (e) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 14.4. The provisions of this Section 14.4 shall be self-operative, and no further instrument shall be required to give effect to this provision.

14.5       Cancellation and Additional Compensation. If this Lease is assigned by Tenant or if the Tenant sublets the Premises for rent in excess of the Rent payable hereunder (or the Rent allocable to the subleased portion of the Premises, as applicable), Tenant shall pay to Landlord, immediately upon receipt thereof and as Additional Rent, one-half of the excess of (1) all compensation received by Tenant for a Transfer less the actual out-of-pocket costs reasonably incurred by Tenant with unaffiliated third parties (i.e., brokerage commissions, tenant finish work and legal fees associated with the assignment or sublease in question) in connection with such Transfer (such costs shall be amortized on a straight-line basis over the term of the Transfer in question) over (2) the Rent allocable to the portion of the Premises covered thereby.

14.6       Permitted Transfers. Notwithstanding Section 14.1, provided there is no Event of Default under this Lease then in existence, Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord:

(a)       an Affiliate of Tenant, but only so long as such transferee remains an Affiliate of Tenant and Tenant’s obligations hereunder are assumed by such Affiliate;

(b)       any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (1) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation, and (2) the proposed transferee satisfies the Tangible Net Worth/Credit Threshold as of the effective date of the Permitted Transfer; or

(c)       any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets, so long as (1) Tenant’s obligations hereunder are assumed by the entity acquiring such assets, and (2) the proposed transferee satisfies the Tangible Net Worth/Credit Threshold as of the effective date of the Permitted Transfer.

Tenant shall promptly notify Landlord of any such Permitted Transfer at least ten (10) business days prior to such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. The Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises or the Project, Landlord or other tenants of the Project. No later than ten days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (a) copies of the instrument effecting any of the foregoing Transfers, (b) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer, and (b) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers, and any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 14. As used herein, the term “Tangible Net Worth/Credit Threshold” shall mean (i) the proposed Permitted Transferee has a Tangible Net Worth equal to or greater than the Tangible Net Worth of Tenant as of the Lease Date, as evidenced by financial statements reasonably acceptable to Landlord (including audited financial statements, if available), and (ii) if the proposed Permitted Transferee has been assigned a Corporate Debt Rating, then such proposed Permitted Transferee’s Corporate Debt Rating satisfies the Corporate Debt Rating Requirement. As used herein, “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets that would be classified as goodwill under GAAP. “Corporate Debt Rating” shall mean either a general corporate debt rating or an unsecured corporate debt rating by either Standard & Poor’s Corporation (“S&P”) or Moody’s Investor Service (“Moody’s”), and “Corporate Debt Rating Requirement” shall mean a Corporate Debt Rating of BBB or better (as determined by S&P) and Baa2 or better (as determined by Moody’s). For purposes of this Lease, “Affiliate” means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question.

15.	SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1       Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2       Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and damages caused by (or repairs necessitated by) Landlord’s failure to perform its repair and maintenance obligations excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, movable partitions that do not require any demolition to remove, any cabling, wiring, improvements (except for any Non-Removable Work, as hereinafter defined), additions (except for any Non-Removable Work), alterations (except for any Non-Removable Work) and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of personal property of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. Tenant shall repair all damage caused by the removal of the items described above. Notwithstanding the foregoing, Tenant shall not be required to remove any Alterations (excluding Special Equipment and Off-Premises Equipment) installed by Tenant in the Premises unless, Landlord elects by written notice to Tenant at the time Landlord consents to such Alteration (or prior to the expiration of the Lease Term with respect to the Permitted Alterations, unless Tenant notified Landlord of such Permitted Alterations prior to the installation thereof and requested Landlord’s agreement that such Permitted Alterations [or any specific portion thereof] not be removed [which request may not be made more than one [1] time for any such Permitted Alteration except in connection with a second notice as expressly provided below], and Landlord specifically and expressly agreed in writing that such Permitted Alteration does not have to be removed; provided, however, if Landlord does not respond within fifteen (15) business days to any such notice and request from Tenant, then Tenant shall be permitted to deliver a second notice to Landlord requesting Landlord’s agreement that such Permitted Alterations not be removed, and if Landlord does not respond to such second notice within five (5) business days after receipt thereof, Landlord shall be deemed to have responded that such a Permitted Alteration does not need to be removed at the end of the Lease Term provided such second notice includes the following statement in bold, capital letters in the heading of such notice: “FAILURE OF LANDLORD TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS WILL BE DEEMED TO BE AN AGREEMENT BY LANDLORD THAT THE PERMITTED ALTERATIONS LISTED IN THIS NOTICE WILL NOT HAVE TO BE REMOVED AT THE END OF THE LEASE TERM”), to have Tenant remove such Alteration, in which event, notwithstanding any contrary provisions respecting Alterations contained in this Lease, Tenant shall remove such Alteration on or prior to the expiration or earlier termination of the Lease Term and repair any damage to the Premises resulting from the removal of the same. Additionally, notwithstanding anything herein to the contrary, Tenant shall not be required to demolish or restore any portion of the Work, except for those items listed on Section 6 of Exhibit H (all portions of the Work that are not listed on Section 6 of Exhibit H are called the “Non-Removable Work”). Landlord shall have the right to waive any requirement that Tenant remove an Alteration upon the expiration of the Lease Term, provided, however, that any such waiver shall be made no later in time than the date that is one (1) year prior to the end of the then current Lease Term. In no event shall any work performed by Landlord be deemed to be Tenant’s personal property, it being the intent that Tenant’s personal property includes only trade fixtures, those items that are not built into the Premises in a manner to make them non-removable without damage to the Premises, and items that have not been constructed or installed by Landlord. If Tenant fails to remove any property, including any of the property described above, then Landlord may, at Landlord’s option, (a) deem such items to have been abandoned by Tenant, the title thereof shall immediately pass to Landlord at no cost to Landlord, and such items may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items; any such disposition shall not be considered a strict foreclosure or other exercise of Landlord’s rights in respect of the security interest granted hereunder or otherwise, (b) remove such items, perform any work required to be performed by Tenant hereunder, and repair all damage caused by such work, and if such removal or work was required to be performed by Tenant, Tenant shall reimburse Landlord on demand as Additional Rent for any expenses which Landlord may incur in effecting compliance with Tenant’s obligations hereunder (including collection costs and attorneys’ fees), plus interest thereon at the Default Rate, or (c) elect any of the actions described in clauses (a) and (b) above as Landlord may elect in its sole discretion. The provisions of this Section 15.2 shall survive the expiration or earlier termination of this Lease.

15.3       Environmental Assessment. Prior to the expiration of the Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing in or serving the Premises, and all exhaust or other ductwork in or serving the Premises, in each case that has carried, released or otherwise been exposed to any Hazardous Materials due to Tenant’s use or occupancy of the Premises, and shall otherwise clean the Premises so as to permit the Environmental Assessment called for by this Section 15.3 to be issued. Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant, at Tenant’s expense, shall obtain for Landlord a report (an “Environmental Assessment”) addressed to Landlord (and, at Tenant’s election, Tenant) by a reputable licensed environmental consultant or industrial hygienist that is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on the environmental consultant’s inspection of the Premises and shall state, to the Landlord’s reasonable satisfaction, that (a) the Hazardous Materials described in the first sentence of this paragraph, to the extent, if any, existing prior to such decommissioning, have been removed in accordance with Applicable Laws; (b) all Hazardous Materials described in the first sentence of this paragraph, if any, have been removed in accordance with Applicable Laws from the interior surfaces of the Premises (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing, and all such exhaust or other ductwork in the Premises, may be reused by a subsequent tenant or disposed of in compliance with Applicable Laws without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of such Hazardous Materials and without giving notice in connection with such Hazardous Materials; and (c) the Premises may be reoccupied for office, research and development, or laboratory use, demolished or renovated without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of Hazardous Materials described in the first sentence of this paragraph and without giving notice in connection with Hazardous Materials. Further, for purposes of clauses (b) and (c), “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Materials as Hazardous Materials instead of non-hazardous materials. The report shall also include reasonable detail concerning the clean-up measures taken, the clean-up locations, the tests run and the analytic results. Tenant shall submit to Landlord the scope of the proposed Environmental Assessment for Landlord’s reasonable review and approval at least thirty (30) days prior to commencing the work described therein or at least sixty (60) days prior to the expiration of the Lease Term, whichever is earlier. Landlord shall use commercially reasonable efforts to remind Tenant of the requirement to complete the Environmental Assessment in accordance with this Section 15.3 prior to the expiration of the Lease Term; provided, however, that such obligation shall not have any affect on Tenant’s obligation to complete the Environmental Assessment.

If Tenant fails to perform its obligations under this Section 15.3 without limiting any other right or remedy, Landlord may, on five (5) business days’ prior written notice to Tenant perform such obligations at Tenant’s expense if Tenant has not commenced to do so within said five (5) day period, and Tenant shall within ten (10) days of written demand reimburse Landlord for all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with such work. Tenant’s obligations under this Section 15.3 shall survive the expiration or earlier termination of this Lease. In addition, at Landlord’s election, Landlord may inspect the Premises and/or the Project for Hazardous Materials at Landlord’s cost and expense within sixty (60) days of Tenant’s surrender of the Premises at the expiration or earlier termination of this Lease. Tenant shall pay for all such costs and expenses incurred by Landlord in connection with such inspection if such inspection reveals that a release or threat of release of Hazardous Materials exists at the Project or Premises as a result of the acts or omission of Tenant, its officers, employees, contractors, and agents (except to the extent resulting from (i) Hazardous Materials existing in the Premises as at the delivery of possession to Tenant (in which event Landlord shall be responsible for any Clean-up, as provided in this Lease), or (ii) the acts or omissions of Landlord or Landlord’s agents, employees or contractors). The provisions of this Section 15.3 shall survive the expiration or earlier termination of this Lease.

16.	HOLDING OVER

If Tenant fails to vacate the Premises at the end of the Lease Term, then Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, (a) Tenant shall pay, in addition to the other Rent, Base Rent equal to the greater of 150% of the Rent payable during the last month of the Lease Term, and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits or other consequential damages to Landlord resulting therefrom.

17.	ESTOPPEL CERTIFICATES

From time to time, Tenant shall furnish to any party designated by Landlord, within fifteen (15) days after Landlord has made a written request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request. Unless otherwise required by Landlord’s mortgagee or a prospective purchaser or mortgagee of the Project, the initial form of estoppel certificate to be signed by Tenant is attached hereto as Exhibit F. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall conclusively constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception, and such acknowledge may be relied upon by Landlord, Landlord’s mortgagee and any prospective purchaser or mortgagee. In such event, Tenant shall be estopped from denying the truth of the presumed facts. At any time during the Lease Term, but no more than once per calendar year unless requested in connection with a proposed sale of the Building or Project, any financing or refinancing, or during any period in which Tenant is in default under this Lease, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Landlord agrees to keep such statement(s) confidential and will not disclose such statement(s) to unaffiliated third parties (other than Landlord’s partners, attorneys, accountants, lenders and property manager) except in connection with any proposed sale or financing transactions, in any litigation between Landlord and Tenant or to the extent required by any Applicable Law. Notwithstanding the foregoing, Landlord shall not have any right to request financial statements from Tenant during any period in which Tenant is an entity that is domiciled in the United States of America, having securities funded through a public securities exchange subject to regulation by the United States of America and publicly traded over exchanges based in the United States, and such Tenant’s financial statements are readily available at no cost to Landlord.

18.	SUBORDINATION AND ATTORNMENT

18.1       Subordination. This Lease, the leasehold estate created by it, and all rights and privileges of Tenant hereunder shall be subject and subordinate to any deed of trust, mortgage, or other security instrument (each, a “Mortgage”), and any ground lease, master lease, or primary lease (each, a “Primary Lease”), that now or hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, or the lessor under any such Primary Lease is referred to herein as a “Landlord’s Mortgagee”). Any Landlord’s Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing. The provisions of this Article 18 shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within fifteen (15) days after written request for such documentation, in recordable form if required, as a Landlord’s Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord’s Mortgagee’s Mortgage or Primary Lease (including a subordination, non-disturbance and attornment agreement) or, if the Landlord’s Mortgagee so elects, the subordination of such Landlord’s Mortgagee’s Mortgage or Primary Lease to this Lease. At Tenant’s written request, Landlord will use commercially reasonable efforts to request and obtain a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) from Landlord’s Mortgagee on such Landlord’s Mortgagee’s standard form of SNDA; provided, however, that Tenant shall reimburse Landlord for any fees or expenses (including, without limitation, attorney’s fees) charged by such Landlord’s Mortgagee in connection with such SNDA as Additional Rent within fifteen (15) days following Landlord’s written request therefor (not to exceed $1,000).

18.2       Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise (such party, a “Successor Landlord”), and Tenant agrees that it will (a) be liable to and recognize any Successor Landlord as the owner and lessor of the Premises upon the same terms and conditions as are contained in the Lease and (b) pay rent and all other amounts due under the Lease directly to the Successor Landlord. Such attornment shall be effective and self-operative without the execution of any further documents; provided, that upon a Successor Landlord’s request, Tenant shall execute such agreements confirming such attornment as such party may reasonably request, provided that such agreement includes that such agreement includes a commercially reasonable non-disturbance provision in favor of Tenant and, if such agreement is requested prior to Successor Landlord’s acceptance of this Lease, a commercially reasonable provision that such Successor Landlord will accept this Lease following purchase, foreclosure, deed in lieu of foreclosure or otherwise as long as no Event of Default then exists under this Lease (which may provide for commercially reasonable protections for the benefit of such Successor Landlord related to any matters arising prior to such Successor Landlord’s acceptance of this Lease).

19.	DEFAULTS; REMEDIES

19.1       Events of Default. The occurrence of any of the following shall constitute a default of this Lease (each an “Event of Default”) by Tenant:

19.1.1       Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within five (5) business days of notice of nonpayment from Landlord, provided, Landlord shall not be required to provide notice of nonpayment more than twice during any twelve (12) consecutive month period and the third failure to pay Rent when due during a twelve (12) consecutive month period shall constitute an immediate Event of Default without any notice from Landlord; or

19.1.2       Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant (or such longer period of time as may be reasonably necessary if such default is of a nature that it cannot reasonably be cured within such initial thirty [30] day period, provided Tenant has commenced such cure during the initial 30-day period and is diligently prosecuting the cure to completion such cure period not to exceed 90 days in the aggregate); or

19.1.3       Abandonment of the Premises by Tenant and failure to timely perform any obligation under this Lease regarding the security, maintenance, cleanliness or operation of the Premises which failure continues for more than five (5) business days after notice from Landlord; or

19.1.4       Tenant fails to procure, maintain and deliver to Landlord evidence of the insurance policies and coverages as required under Section 10.3; or

19.1.5       Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic’s or construction lien filed against the Premises or the Project for any work performed, materials furnished, or obligation incurred by or at the request of a Tenant Party, within the time and in the manner required by Article 9; or

19.1.6       The failure by Tenant to observe or perform according to the provisions of Articles 14, 17 (but solely as to Tenant’s obligation to provide an estoppel certificate as further set forth in Article 17) or 18 of this Lease where such failure continues for more than five (5) business days after written notice from Landlord to Tenant;

19.1.7       The failure by Tenant to observe or perform according to the provisions of Article 5 of this Lease where such failure continues for more than five (5) business days after written notice thereof from Landlord to Tenant (or such longer period of time as may be reasonably necessary if such default is of a nature that it cannot reasonably be cured within such initial five [5] business day period, provided Tenant has commenced such cure during the initial 5-business day period and is diligently prosecuting the cure to completion such cure period not to exceed 90 days in the aggregate); or

19.1.8       The filing of a petition by or against Tenant or any guarantor under this Lease (a) in any bankruptcy or other insolvency proceeding; (b) seeking any relief under any state or federal debtor relief law; (c) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; (d) for the reorganization or modification of Tenant’s capital structure in connection with a bankruptcy, insolvency, judicial reorganization or other similar judicial proceeding; or (e) in any assignment for the benefit of creditors proceeding; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within ninety (90) days after the filing thereof

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2       Remedies Upon Default. Upon the occurrence of any Event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any separate notice or demand whatsoever, and all of which shall be exercised in accordance with Applicable Law.

19.2.1       Landlord may, immediately or at any time thereafter, elect to terminate this Lease in accordance with Applicable Law by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (1) all Rent accrued hereunder through the date of termination, (2) all amounts due under Section 19.2.6, and (3) an amount equal to (but in no event less than zero) (a) the total Rent that Tenant would have been required to pay for the remainder of the Lease Term discounted to present value at a per annum rate equal to the “Prime Rate” as published on the date this Lease is terminated by The Wall Street Journal in its listing of “Money Rates” minus one percent, minus (b) the then present fair market rental value of the Premises for such period, similarly discounted, and as determined in a commercially reasonable manner.

19.2.2       Landlord may, to the extent permitted by Applicable Law, terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (a) all Rent and other amounts accrued hereunder to the date of termination of possession, (b) all amounts due from time to time under Section 19.2.6, and (c) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Lease Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all reasonable costs incurred by Landlord in reletting the Premises. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Lease Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Lease Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 19.2.2. If Landlord elects to proceed under this Section 19.2.2, it may at any time elect to terminate this Lease under Section 19.2.1.

19.2.3       Landlord may perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises in connection therewith if necessary) in Tenant’s name and on Tenant’s behalf, without being liable for any claim for damages therefor and without waiving Landlord’s right based upon such Event of Default of Tenant and without releasing Tenant from any obligations hereunder, and Tenant shall reimburse Landlord, as Additional Rent, on demand for any expenses which Landlord actually incurs in thus effecting compliance with Tenant’s obligations under this Lease (including, but not limited to, collection costs and legal expenses), plus interest thereon at the Default Rate.

19.2.4       Landlord may suspend any services required to be provided by Landlord hereunder without being liable for any claim for damages therefor.

19.2.5       Intentionally deleted.

19.2.6       Upon any Event of Default, Tenant shall pay to Landlord as Additional Rent all reasonable amounts, costs, losses and/or expenses incurred, abated or foregone by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (a) obtaining possession of the Premises, (b) removing, storing and/or disposing of Tenant’s or any other occupant’s property, (c) repairing the Premises (ordinary wear and tear excepted) and restoring the Premises to the condition in which the Premises is required to be in at the time of Tenant’s surrender of the Premises, as set forth in this Lease (including, without limitation, removal of Alterations, improvements and/or Special Equipment, as set forth in this Lease), (d) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions and the cost of tenant finish work, provided that Tenant’s responsibility for such tenant finish work will not include any amounts directly paid by a substitute tenant and shall be limited to a percentage of such costs calculated as a fraction, with the numerator being the number of months remaining in the then current Lease Term [or which would have been remaining had this Lease not been terminated] as of the date Landlord enters into the new lease with the substitute tenant, and the denominator being the number of full months of the term of such new lease), (e) performing Tenant’s obligations under this Lease which Tenant failed to perform, (f) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the default, and (g) securing this Lease, including all reasonable attorneys’ fees and unamortized commissions, allowances (including, without limitation, the Construction Allowance), and if this Lease or any amendment hereto contains any abated Rent granted by Landlord as an inducement or concession to secure this Lease or amendment hereto, the remaining unamortized amount of all Rent so abated (and such abated amounts shall be payable immediately by Tenant to Landlord, without any obligation by Landlord to provide written notice thereof to Tenant, and Tenant’s right to any abated rent accruing following such Event of Default shall immediately terminate), such amortization to be calculated on a straight line basis over the length of the initial Lease Term or the then current Lease Term to which such costs applied. To the full extent permitted by law, Landlord and Tenant agree the federal and state courts of the state in which the Premises are located shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties’ rights and obligations under this Lease.

19.2.7       Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1, 19.2.2, or 19.2.3, above, or any law or other provision of this Lease), without prior demand or notice except as required by Applicable Law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof. The provisions of this Section 19.2.7 are not dependent upon the occurrence of a default.

19.2.8       Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in a proceeding for bankruptcy, insolvency, arrangement or reorganization, by reason of the termination, an amount equal to the maximum allowed by a statute of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount is greater to, equal to, or less than the amount of the loss or damage which Landlord has suffered.

Notwithstanding anything in this Lease to the contrary, in the event Landlord terminates this Lease or Tenant’s right to possession pursuant to Section 19.2.1 or Section 19.2.2, Landlord shall use good faith, commercially reasonable efforts to mitigate any damages caused by Tenant under this Lease. The parties agree that any duty imposed on Landlord to mitigate damages (whether at law or under this Lease) shall be satisfied in full if Landlord uses reasonable efforts to lease the Premises to another tenant (a “Substitute Tenant”) in accordance with the following criteria:  (a) Landlord shall have no obligation to solicit or entertain negotiations with any Substitute Tenant for the Premises until 30 days following the date upon which Landlord obtains full and complete possession of the Premises, including the relinquishment by Tenant of any claim to possession of the Premises by written notice from Tenant to Landlord; (b) Landlord shall not be obligated to lease or show the Premises on a priority basis or offer the Premises to any prospective tenant when other space in the Project or related complex is or soon will be available; (c) Landlord shall not be obligated to lease the Premises to a Substitute Tenant for less than the current fair market value of the Premises, as determined by Landlord in its sole discretion, nor will Landlord be obligated to enter into a new lease for the Premises under other terms and conditions that are unacceptable to Landlord under Landlord’s then-current leasing policies; (d) Landlord shall not be obligated to enter into a lease with a Substitute Tenant:  (1) whose use would violate any restriction, covenant or requirement contained in the lease of another tenant in the Project or the related complex; (2) whose use would adversely affect the reputation of the Project or related complex; (3) whose use would require any addition to or modification of the Premises, Project or related complex in order to comply with Applicable Law, including, without limitation, building codes; (4) whose Tangible Net Worth is less than Tenant’s Tangible Net Worth as of the Lease Date and who does not have, in Landlord’s sole, but reasonable, opinion, the creditworthiness to be an acceptable tenant; (5) that is a governmental entity, or quasi-governmental entity, or subdivision or agency thereof, or any other entity entitled to the defense of sovereign immunity; (6) that does not meet Landlord’s reasonable standards for tenants of the Project or related complex or is otherwise incompatible with the character of the occupancy of the Project, as reasonably determined by Landlord; (7) whose use does not comply with the Permitted Use; (8) whose use or occupancy would result in an increase in the insurance premiums for the Project; or (9) whose use would result in utilization of more parking spaces on the Project in excess of the number previously utilized by Tenant; and (e) Landlord shall not be required to expend any amount of money to alter, remodel or otherwise make the Premises suitable for use by a Substitute Tenant unless Landlord, in Landlord’s commercially reasonable discretion, determines any such expenditure is financially prudent in connection with entering into a lease with the Substitute Tenant.

Further, notwithstanding anything in this Lease to the contrary, (i) Landlord shall in no event be entitled to accelerate Rent except as expressly permitted herein, and (ii) in no event shall Tenant be liable for any consequential damages or lost profits, except as set forth in Section 16 above or in connection with any damages arising under Section 5.4.1.5 of this Lease or any damages caused by Tenant’s failure to surrender the Premises in the condition required by this Lease if such failure actually delays Landlord’s ability to re-lease the Premises to a third party.

19.3       Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4       Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives (a) any right otherwise available under any law to redeem or reinstate this Lease and (b) any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

19.5       Cumulative Remedies. Any and all remedies of Landlord set forth in this Lease: (a) shall be in addition to any and all other remedies Landlord may have at law or in equity, (b) shall be cumulative, and (c) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

19.6       Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for cure of such failure, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Except where the provisions of this Lease grant Tenant an express, exclusive remedy, or expressly deny Tenant a remedy, Tenant’s exclusive remedy for Landlord’s failure to perform its obligations under this Lease shall be limited to damages, injunctive relief, or specific performance; in each case, Landlord’s liability or obligations with respect to any such remedy shall be limited as provided in Section 29.13.

20.	COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly hold and enjoy the Premises without interference by any persons lawfully claiming by or through Landlord, but not otherwise, subject to the terms, covenants, conditions, provisions and agreements hereof and all matters of record as of the date of this Lease which are applicable to the Premises. The foregoing covenant is in lieu of any other covenant express or implied.

21.	SECURITY DEPOSIT/LETTER OF CREDIT

(a)       Tenant shall, simultaneously with the execution and delivery of this Lease, deliver to Landlord, as collateral for the full performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of any default by Tenant under this Lease, a standby, unconditional, irrevocable and transferrable letter of credit (the “Letter of Credit”) in the amount of $471,621.50 (the “Letter of Credit Amount”), naming Landlord and its successors and assigns as the beneficiary, in a form reasonably approved by Landlord and containing the terms required herein, and issued by a federally insured banking or lending institution (i.e., insured by the FDIC) with a retail banking branch located within the continental United States reasonably acceptable to Landlord. The Letter of Credit shall specifically provide for multiple and partial draws, shall be extended annually, without amendment, for additional one-year periods, shall have a term that is self-renewing until thirty (30) days after the expiration of the Lease Term and shall by its terms be transferable by the beneficiary thereunder for a transfer fee not to exceed $250.00 payable by Tenant. Tenant shall be solely responsible for all cost of transferring the Letter of Credit. If an Event of Default is then in existence, Landlord, at Landlord’s option, may make a demand for payment under the Letter of Credit in an amount equal to the amounts then due and owing to Landlord under this Lease or such other amount that Landlord has suffered or reasonably estimates it will suffer as a result of the applicable Event of Default by Tenant under this Lease. In the event that Landlord draws upon the Letter of Credit, Tenant shall present to Landlord a replacement Letter of Credit in the full Letter of Credit Amount satisfying all of the terms and conditions of this paragraph within ten (10) business days after receipt of notice from Landlord of such draw; provided, however, that Tenant shall have an additional five (5) business days to present such replacement Letter of Credit if Tenant has commenced such cure during the initial 10-business day period and is diligently pursuing such replacement Letter of Credit. Tenant’s failure to do so (or to give a cash security deposit in such amount) within such 10-business day period will immediately constitute an Event of Default hereunder without any further notice and cure period, and upon such default Landlord shall be entitled to immediately exercise all rights and remedies available to it hereunder, at law or in equity. In the event that the Letter of Credit has an expiration date earlier than the expiration date of this Lease (whether by reason of a stated expiration date or a notice or termination or non-renewal given by the issuing bank) or the Letter of Credit or issuer do not otherwise meet the requirements of this Article 21, and Tenant has not presented to Landlord a replacement Letter of Credit which complies with the terms and conditions of this Lease on or before thirty (30) days prior to the expiration date of any such Letter of Credit then held by Landlord, then Landlord shall have the right to draw upon the Letter of Credit then held by Landlord and any such amount paid to Landlord by the issuer of the Letter of Credit shall be held in a segregated account by Landlord as security for the performance of Tenant’s obligations hereunder, provided, however, that Tenant’s failure to present a replacement Letter of Credit to Landlord on or before thirty (30) days prior to the expiration date of any such Letter of Credit then held by Landlord shall not be deemed an Event of Default unless Tenant’s failure to present such replacement letter of credit continues for fifteen (15) business days after receipt of written notice from Landlord of such failure. Any interest earned on such amounts shall be the property of Landlord. Landlord’s election to draw under the Letter of Credit when an Event of Default then exists (or as otherwise expressly permitted in this Section 21) and to hold the proceeds of the drawing under the Letter of Credit in a segregated account shall not be deemed a cure of any default by Tenant hereunder and shall not relieve Tenant from its obligation to present to Landlord a replacement Letter of Credit which complies with the terms and conditions of this Lease; provided, however, nothing herein shall permit Landlord to hold more than the Letter of Credit Amount at one time (as may be decreased in accordance with this Lease). Tenant acknowledges that any proceeds of a draw made under the Letter of Credit and thereafter held in a segregated account by Landlord may be used by Landlord to cure or satisfy any obligation of Tenant hereunder as if such proceeds were instead proceeds of a draw made under a Letter of Credit that remained outstanding and in full force and effect at the time such amounts are applied by Landlord to cure or satisfy any such obligation of Tenant. Tenant hereby affirmatively disclaims any interest Tenant has, may have, claims to have, or may claim to have in any proceeds properly drawn by Landlord in accordance with the terms of this Lease under the Letter of Credit and held in accordance with the terms hereof. Without limiting the generality of the foregoing, Tenant expressly acknowledges and agrees that at the end of the Lease Term (whether by expiration or earlier termination hereof), and if an Event of Default is not then in existence or Tenant is not otherwise in default (provided that Tenant shall continue to have the right to cure any such default prior to the expiration of any notice and cure period applicable to such default), Landlord shall return to the issuer of the Letter of Credit or its successor (or as such issuer may direct in writing) any remaining and unapplied proceeds of any prior draws made under the Letter of Credit, and Tenant shall have no rights, residual or otherwise, in or to such proceeds. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional so as to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any Event of Default by Tenant under this Lease or upon the occurrence of any of the other events described in this Article 21.

(b)       In addition to the foregoing, Landlord will have the right to require Tenant to have a new Letter of Credit issued in accordance with the above requirements from a different issuer if either the original Issuer is placed on an FDIC “watch list”, if the FDIC or similar state or federal banking regulatory agency is appointed as receiver or conservator for such issuer, if the issuer of the Letter of Credit is no longer insured by the FDIC, or if the issuer of the Letter of Credit at any time does not have its long-term, unsecured and unsubordinated debt obligations rated in the highest category by at least two of Fitch Ratings Ltd. (“Fitch”), Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“S&P”) or their respective successors (which shall mean AAA from Fitch, Aaa, from Moody’s and AAA from S&P). Such new Letter of Credit must comply with the foregoing requirements and must be issued within thirty (30) days of Landlord’s written demand therefore. A failure to obtain such replacement Letter of Credit (or to deposit a cash security deposit for the applicable amount with Landlord) by such date shall be an Event of Default under this Lease for which the shall be no notice or grace or cure periods being applicable thereto other than the aforesaid thirty (30) day period.

(c)       Landlord is not required to keep any amounts drawn on the Letter of Credit separate from its general accounts. To the fullest extent permitted by applicable law, Tenant agrees that the provisions of this Article 21 shall supersede and replace all statutory rights of Tenant under applicable law regarding the retention, application or return of security deposits.

(d)       Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any cash held by Landlord after a draw upon the Letter of Credit be deemed to be or treated as a “security deposit” within the meaning of North Carolina law. The parties hereto: (A) recite that the Letter of Credit and/or any cash held by Landlord after a draw upon the Letter of Credit, as the case may be, is not intended to serve as a security deposit and any and all laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevance thereto; and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have under, relating to or arising from the Security Deposit Laws. If Landlord transfers its interest in the Building and transfers the Letter of Credit (or any proceeds thereof then held by Landlord) in whole or in part to the transferee, Landlord shall, without any further agreement between the parties hereto, thereupon be released by Tenant from all liability therefor. The provisions of this Article 21 shall apply to every transfer or assignment of all or any part of the Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the issuer of the Letter of Credit such applications, documents and instruments as may be necessary to effectuate such transfer.

(e)       Tenant acknowledges and agrees that Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof and that, in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the Bankruptcy Code, and that the Landlord may apply the Letter of Credit to its state law damages without limiting or reducing in any way, its claim for damages resulting from the rejection of this Lease under Section 502(b)(6) of the Bankruptcy Code. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

(f)       Notwithstanding anything herein to the contrary, provided an Event of Default is not then in existence and in the event either (i) Tenant’s SB206 product candidate receives market approval from the U.S. Food and Drug Administration and Tenant has secured at least Fifty Million and 00/100 Dollars ($50,000,000.00) of equity investment in excess of Tenant’s equity capital as of October 28, 2020, or (ii) Tenant reaches and maintains a market capitalization (i.e., the total amount of the outstanding shares of Tenant’s stock multiplied by the then-current market price of one share of Tenant’s stock) of at least Two Hundred Million and 00/100 Dollars ($200,000,000.00) for each day over a period of three (3) consecutive full calendar months during the Lease Term, and Tenant has delivered written notice to Landlord of either of the events described in (i) or (ii) above, together with documentation satisfactory to Landlord evidencing the occurrence of such event(s), the balance of the Letter of Credit (or the balance of the cash security deposit if the security deposit is then held in cash) shall reduce to an amount equal to $353,716.11 or Tenant may substitute a Letter of Credit in the amount of $353,716.11 in lieu of the Letter of Credit then held by Landlord. Following such reduction in the Letter of Credit, Landlord shall (at no cost to Landlord) (x) accept from the issuer of the Letter of Credit an amendment to the Letter of Credit changing the Letter of Credit to $353,716.11, but which does not otherwise amend or modify the same, or a substitute Letter of Credit in the amount of $353,716.11, provided that such amendment or replacement Letter of Credit is in a form reasonably acceptable to Landlord and otherwise complies with the terms of this Article 21, and (y) execute and deliver to the issuer of the Letter of Credit such commercially reasonable instruments in a form reasonably acceptable to Landlord as may be reasonably required by such issuer to effectuate such reduction.

(g)       Additionally, provided an Event of Default is not then in existence, Tenant has paid all Rent before default or the due date for such Rent and no Event of Default has occurred under this Lease during the first three (3) Lease Years of the initial Lease Term, and Tenant has delivered a written request for Landlord to acknowledge (and Landlord has made such acknowledgement in writing, which it shall not unreasonably withhold, condition, or delay) that all Rent has been paid on time and no Event of Default has occurred, the balance of the Letter of Credit shall reduce to an amount equal to $117,905.37, or Tenant may substitute a Letter of Credit in the amount of $117,905.37 in lieu of the Letter of Credit then held by Landlord. In such event, Landlord shall (at no cost to Landlord) (i) accept from the issuer of the Letter of Credit an amendment to the Letter of Credit changing the Letter of Credit to $117,905.37, but which does not otherwise amend or modify the same, or a substitute Letter of Credit in the amount of $117,905.37, provided that such amendment or replacement Letter of Credit is in a form reasonably acceptable to Landlord and otherwise complies with the terms of this Article 21, and (ii) execute and deliver to the issuer of the Letter of Credit such commercially reasonable instruments in a form reasonably acceptable to Landlord as may be reasonably required by such issuer to effectuate such reduction. If Tenant defaulted in delivering any payment of Rent or otherwise commits an Event of Default during the first three (3) Lease Years of the initial Lease Term, then Tenant’s right to a reduction of the Letter of Credit under this grammatical paragraph shall automatically be null and void and of no further force and effect.

(h)       Notwithstanding anything herein to the contrary, Tenant reserves the right to replace the Letter of Credit with a cash security deposit in the full amount of the Letter of Credit at any time during the Lease Term upon not less than fifteen (15) days’ prior written notice. Upon Tenant delivering such cash security deposit to Landlord, the Letter of Credit shall be returned to Tenant.

22.	SUBSTITUTION SPACE

Intentionally Omitted.

23.	SIGNS

23.1       Interior Signage. All letters and numerals on doors or other signs on the Premises shall be in the standard form of graphics for the Building, and no others shall be used or permitted without Landlord’s prior written consent. Furthermore, Tenant shall not place signs on or in the Premises which are visible from outside the Premises.

23.2       Prohibited Signage and Other Items. Landlord shall allow Tenant, at Tenant’s sole cost and expense, to place building signage above the front entrance of the Premises subject to the following terms and conditions: (a) Landlord must approve of the plans and specifications for such signage prior to Tenant’s installation thereof; (b) the exact location of the signage above the entrance of the Premises shall be approved by Landlord; (c) Tenant shall be solely responsible for obtaining all permits, licenses or other approvals required in connection with Tenant’s installation of such signage; and (d) Tenant’s installation of such signage shall comply with Landlord’s signage criteria (as the same may be amended from time to time; provided, however, that such signage criteria shall not require Tenant to reduce or remove any signage expressly granted to Tenant in this Article 23 unless required by Applicable Laws or the Underlying Documents or be enforced against Tenant in a discriminatory manner as compared to other tenants’ use of similar signage at the Building) and rules and regulations for the Project, all Applicable Laws and Underlying Documents. Tenant shall also have the right, subject to the conditions provided in subsections (a) through (d) above, to install signage at the rear entrance of the Premises that identifies Tenant’s shipping and receiving area. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Except as to the signage expressly permitted in this Section 23.2 at the front and rear entrances of the Premises, Tenant may not install any signs on the exterior or roof of the Premises, the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion. Tenant shall not place or install any projections, antennae, aerials, or similar devices inside or outside of the Building, without the prior written approval of Landlord. Tenant shall be solely responsible for ensuring any signage complies with all Applicable Laws and Underlying Documents, and Tenant shall remove all such signage upon the expiration or earlier termination of this Lease and repair any damage caused by such removal.

24.	COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (collectively, “Applicable Laws”). At its sole cost and expense, Tenant shall promptly comply with all such Applicable Laws which relate to (i) the Premises and/or Tenant’s use thereof, (ii) any Alterations or tenant improvements, or (iii) the Building outside of the Premises, but as to the Building (and as to any improvements to exterior walls, structural floors), only to the extent such obligations are triggered by alterations or improvements made by or on behalf of a Tenant Party, or Tenant’s use of the Premises for non-general office use. Except as otherwise expressly made Landlord’s obligations hereunder, Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the Applicable Laws to the extent such compliance is Tenant’s obligation pursuant this Article 24 or elsewhere in this Lease. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Landlord shall comply with all Applicable Laws relating to the Common Areas, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees, or would otherwise materially and adversely affect Tenant’s use of or access to the Premises. Further, notwithstanding anything in this Lease to the contrary, as between Landlord and Tenant, (a) Tenant shall bear the risk of complying with Title III of the Americans With Disabilities Act of 1990, any state laws governing handicapped access or architectural barriers, and all rules, regulations, and guidelines promulgated under such laws, as amended from time to time (the “Disabilities Acts”) in the Premises, and (b) Landlord shall bear the risk of complying with the Disabilities Acts in the Common Areas of the Project, other than compliance that is necessitated by the use of the Premises for other than for non-general office use or as a result of any alterations or additions, including any initial tenant improvement work, made by or on behalf of a Tenant Party (which risk and responsibility shall be borne by Tenant). Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24. Landlord represents and warrants that, to Landlord’s knowledge as of the Lease Date, Landlord has not received any written notice from any governmental authority that the Common Areas or the Building are in violation of the Disabilities Act or other Applicable Laws, which have not been remedied prior to the date hereof.

25.	LATE CHARGES

All past due payments required of Tenant hereunder that are received after five (5) days of when due shall bear interest from the date due until paid at the lesser of twelve percent (12%) per annum or the maximum lawful rate of interest (such lesser amount is referred to herein as the “Default Rate”); additionally, Landlord, in addition to all other rights and remedies available to it, may charge Tenant a late fee for such past due payments that are received after five (5) days of when due that is equal to the greater of (a) five percent (5%) of the delinquent payment, or (b) $250, to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. In no event, however, shall the charges permitted under this Article 25 or elsewhere in this Lease, to the extent they are considered to be interest under Applicable Law, exceed the maximum lawful commercial rate of interest. Notwithstanding the foregoing, the late fee and interest referenced above shall not be charged with respect to the first occurrence (but not any subsequent occurrence) during any 12-calendar month period that Tenant fails to make any payment of Additional Rent when due, until five (5) days after Landlord delivers written notice of such delinquency to Tenant. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.

26.	INTENTIONALLY DELETED

27.	ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon not less than twenty-four (24) hours’ prior notice (which notice may be provided verbally or by email) to Tenant (except in the case of an emergency, in which event no prior notice shall be required, but Landlord shall use commercially reasonable efforts to provide the notice prior to entry to the extent practicable) to enter the Premises to (i) inspect the Premises; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or, during the last twelve (12) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility (to the extent applicable pursuant to then Applicable Law); or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment. Landlord may make any such entries without the abatement of Rent. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises, but in non-emergency situations Tenant may provide a representative to accompany Landlord during any such entry. Additionally, notwithstanding anything herein to the contrary, Landlord agrees to comply with any commercially reasonable security and privacy procedures or measures, as applicable, that Tenant may have in place and for which Tenant has provided to Landlord in writing, except to the extent any emergency does not permit such compliance or such procedures do not permit Landlord to fulfill its obligations under this Lease. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. In exercising the rights provided in this Article 27, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s occupancy of the Premises or the conduct of Tenant’s business therein.

28.	TENANT PARKING

Tenant shall have the nonexclusive right, without the payment of any parking charge or fee (other than as a reimbursement of Operating Expenses to the extent provided in Article 4 of this Lease, above), commencing on the Rent Commencement Date, to use the amount of unreserved parking spaces set forth in Section 10 of the Summary, on a monthly basis throughout the Lease Term, which parking spaces shall pertain to the on-site parking lot (or facilities) serving the Building. Tenant and the Tenant Parties shall not in any event be entitled to use more parking spaces than those allocated to Tenant pursuant to Section 10 of the Summary. Notwithstanding the foregoing, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking spaces by Tenant or the use of the parking facility by Tenant. Unless specified to the contrary above, the parking spaces provided hereunder shall be provided on an unreserved, “first-come, first served” basis. Tenant’s continued right to use the parking spaces is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking spaces are located (including any access control, sticker or other identification system established by Landlord and the prohibition of vehicle repair and maintenance activities in the parking facilities), and shall cooperate in seeing that Tenant’s employees and visitors also comply with such rules and regulations. Landlord may refuse to permit any person who violates such rules and regulations to park in the parking facility, and any violation of the rules and regulations shall subject the car to removal from the parking facility. Tenant’s use of the Project parking facility shall be at Tenant’s sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant’s, its employees’ and/or visitors’ use of the parking facilities, it being expressly agreed and understood Landlord has no duty to insure any of said motor vehicles (including the contents thereof) and Landlord is not responsible for the protection and security of such vehicles. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, LANDLORD SHALL HAVE NO LIABILITY WHATSOEVER FOR ANY PROPERTY DAMAGE OR LOSS WHICH MIGHT OCCUR ON THE PARKING AREA OR AS A RESULT OF OR IN CONNECTION WITH THE PARKING OF MOTOR VEHICLES IN ANY OF THE PARKING SPACES.

29.	MISCELLANEOUS PROVISIONS

29.1       Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2       Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3       No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4       Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) business days following the request therefor. Landlord shall reimburse Tenant for any reasonable and actual out-of-pocket attorney fees incurred by Tenant in connection with the review of any such modification of this Lease, not to exceed Three Thousand and 00/100 Dollars ($3,000.00).

29.5       Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, and following Landlord's successor's written assumption of the obligations of landlord hereunder, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Letter of Credit (or security deposit, as applicable), and Tenant shall attorn to such transferee.

29.6       Prohibition Against Recording. In the event this Lease, a copy or any notice or memorandum thereof shall be recorded by Tenant without Landlord’s consent, then such recording shall immediately constitute an Event of Default by Tenant entitling Landlord to any and all rights and remedies to which it may be entitled in connection therewith. Further, Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord, which power is coupled with an interest and is irrevocable. Notwithstanding the foregoing, at any time following the Lease Commencement Date, at the request of Landlord or Tenant, Landlord and Tenant shall execute a memorandum of lease in the form attached hereto as Exhibit I-1; provided, however, that Tenant hereby requests that the parties execute the form of such memorandum of lease concurrently with this Lease and that Landlord delivers its wet-ink, executed and notarized version of such memorandum of lease to Tenant for Tenant to record on or promptly after the Lease Commencement Date. All costs of preparation and recording such memorandum shall be borne by the party requesting the memorandum. Following the expiration or earlier termination of the Lease Term, Tenant shall, within five (5) business days after written request from Landlord, execute a release of any recorded memorandum of lease or such other written acknowledgement of the expiration or termination of this Lease reasonably acceptable to Landlord and in recordable form. If Tenant fails to execute and deliver any such release or other instrument prior to the expiration of such five (5) business day period, Tenant grants to Landlord a power of attorney to unilaterally execute and record a release or termination of the memorandum of lease and releasing such memorandum of record, which power is coupled with an interest and is irrevocable. If any conflict exists or arises between the terms of this Lease and the terms of such memorandum, the terms of this Lease shall prevail.

29.7       Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8       Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9       Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10       Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease.

29.11       Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12       No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13       Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building (including rental income and insurance/condemnation proceeds). Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties, not Tenant (except with respect to any holdover tenancy) shall be liable under any circumstances for consequential or indirect damages, including without limitation injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.14       Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15       Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16       Force Majeure. Other than for Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays directly or indirectly due to strikes, riots, acts of God, pandemics, epidemic, public health emergency, shortages of labor or materials, war, terrorist acts or activities, public emergencies, government actions, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party (collectively, a “Force Majeure”). If any such Force Majeure shall cause a party’s performance hereunder to be delayed or prevented, such responsible party shall notify the other party in writing specifying such Force Majeure as soon as reasonably possible; provided, however, that such notice shall not be a condition to the extension of the period of time to perform the obligation affected by such Force Majeure.

29.17       Intentionally Deleted.

29.18       Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) delivered by a nationally recognized overnight courier, (C) delivered personally, or (D) sent by facsimile or electronic mail transmission during normal business hours followed by a confirmatory letter sent by the next business day in another manner permitted hereunder. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 11 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. All Notices shall be effective upon delivery (which, in the case of delivery by facsimile or electronic mail transmission, shall be deemed to occur at the time of delivery indicated on the electronic confirmation of the facsimile or email so long as the confirmatory letter referenced above is sent in the manner required) to the address of the addressee (even if such addressee refuses delivery thereof). As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

Copper II 2020, LLC

c/o Lincoln Harris LLC

4725 Piedmont Row Drive, Suite 800

Charlotte, North Carolina 28210

Attn: John W. Harris III

29.19       Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several. All unperformed obligations of Tenant hereunder not fully performed at the end of the Lease Term shall survive the end of the Lease Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

29.20       Authority. Landlord and Tenant each hereby represents and warrants on behalf of itself that it is a duly formed and existing entity qualified to do business in the State of North Carolina and that said party has full right and authority to execute and deliver this Lease and that each person signing on behalf of said party is authorized to do so.

29.21       Legal Fees; Cost of Suit. In any suit, action, proceeding or arbitration involving this Lease the prevailing party shall be entitled to recover from the losing party the prevailing party’s reasonable attorneys’ fees and expenses incurred therein. Each party represents and warrants that this Lease is entered into primarily for business or commercial purposes.

29.22       Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of North Carolina. Landlord and Tenant agree that any action arising out of this Lease (except an action for possession by Landlord, which may be brought in whatever manner or place provided by law) shall be brought in the Trial Court, Superior Court Department, in the county where the Premises are located. In any legal proceeding regarding this Lease, including enforcement of any judgments, Tenant irrevocably and unconditionally (1) submits to the jurisdiction of the courts of law in the county or district in which the Premises are located; (2) accepts the venue of such courts and waives and agrees not to plead any objection thereto; and (3) agrees that (a) service of process may be effected at the address specified for Tenant in this Lease, or at such other address of which Landlord has been properly notified in writing, and (b) nothing herein will affect Landlord’s right to effect service of process in any other manner permitted by applicable law. TO THE MAXIMUM EXTENT PERMITTED BY LAW, TENANT (ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS, ASSIGNS AND SUBTENANTS) AND LANDLORD EACH, AFTER CONSULTATION WITH COUNSEL, KNOWINGLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

29.23       Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24       Brokers. Landlord and Tenant hereby warrant to each other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 13 of the Summary (the “Brokers”), and that it knows of no other real estate broker or agent which represented said party who is entitled to a commission in connection with this Lease. Landlord and Tenant each agree to indemnify and defend the other party against and hold the indemnified party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. Landlord agrees to pay a fee to the Brokers in such amounts and at the time and manner as specified pursuant to a separate agreement or separate agreements entered into by Landlord with such Brokers. The terms of this Section 29.24 shall survive the expiration or earlier termination of the Lease Term.

29.25       Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.26       Project or Building Name, Address and Signage. Landlord shall have the right at any time to change the name and/or address of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27       Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease. To facilitate execution of this Lease, the parties may execute and exchange, by telephone facsimile or electronic mail PDF, counterparts of the signature pages.

29.28       Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information confidential and shall not disclose such confidential information to any person or entity other than Tenant’s lawyers, accountants, auditors, agents, lenders, and prospective purchasers/investors for reasonable business purposes and their respective employees to the extent any such parties have a need to know of the terms of this Lease or such related documents, provided that such parties to whom Tenant is permitted hereunder to disclose such terms and conditions are advised by Tenant of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure). Tenant shall also be permitted to disclose such confidential information as may be reasonably necessary to enforce the terms and conditions of this Lease and to the extent that such disclosure is required by law (including but not limited to as may be required by applicable securities laws) or court order or by discovery rules in any legal proceeding, provided that Tenant shall only disclose the minimum amount of information required to comply with such law or court order and notify Landlord within a reasonable period of time prior to such disclosure (unless such notice is expressly prohibited by such law or court order). Nothing contained in this Lease is intended to prohibit Tenant from filing this Lease, any key terms, or other information with the Securities and Exchange Commission (“SEC”), but only to the extent that Tenant is required to do so pursuant to rules, regulations, or requests from the SEC or otherwise pursuant to Applicable Laws and provided that Tenant shall only disclose the minimum amount of information required to comply with such law, rule, regulation or request. In connection with any required filing with the SEC of this Lease, Tenant shall provide to the Landlord a copy of the proposed filing and the parties shall work cooperatively in good faith, with Tenant taking into consideration Landlord’s suggestions, regarding the text of the disclosure as well as information for which Tenant will seek to obtain confidential treatment (if any). Tenant shall be liable for any disclosures made in violation of this Section by Tenant or by any entity or individual to whom the terms of and conditions of this Lease were disclosed or made available by Tenant. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

29.29       Development of the Project.

29.29.1       Subdivision. Landlord reserves the right to subdivide all or a portion of the buildings and Common Areas. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from a subdivision and any all maps in connection therewith. Notwithstanding anything to the contrary set forth in this Lease, the separate ownership of any buildings and/or Common Areas by an entity other than Landlord shall not affect the calculation of Direct Expenses or Tenant’s payment of Tenant’s Share of Direct Expenses.

29.29.2       Construction of Property and Other Improvements. Tenant acknowledges that portions of the Project and/or adjacent property owned by Landlord or an affiliate of Landlord may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction. Provided, however, that Landlord shall use commercially reasonable efforts to minimize any disruption with the conduct of Tenant’s business within the Premises. Upon request from Tenant, Landlord will inform Tenant of the general construction schedule for any work to be performed by Landlord at the Project which materially and adversely affects access to the Premises during Tenant’s regular business hours.

29.30       No Violation. Landlord and Tenant each hereby warrant and represent that its execution of this Lease shall not cause said party to be in violation of any agreement, instrument, contract, law, rule or regulation by which said party is bound.

29.31       Arms’-Length Negotiation; No Reliance. Landlord and Tenant agree that they have both had the opportunity to retain legal counsel to review, revise, and negotiate this Lease on their individual behalf. Landlord and Tenant stipulate that this Lease has been reviewed and revised by both Landlord and Tenant and their respective legal counsel and that the Lease is the result of an arms’-length negotiation and compromise. Landlord and Tenant further stipulate that they are both sophisticated individuals or business entities capable of understanding and negotiating the terms of the Lease. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto. Further, Tenant disclaims any reliance upon any and all representations, warranties or agreements not expressly set forth in this Lease.

29.32       Landlord’s Fees. Whenever Tenant requests Landlord to take any action not required of Landlord hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord’s reasonable, out-of-pocket costs payable to third parties and incurred by Landlord in reviewing and taking the proposed action or consent, including reasonable engineers’ or architects’ fees and reasonable and out-of-pocket attorneys’ fees, within thirty (30) days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

29.33       Transportation Management. Tenant shall fully comply with all present or reasonable future programs intended to manage parking, transportation or traffic in and around the Project and/or the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

29.34       Exhibits. All exhibits, schedules and attachments attached hereto are incorporated herein by this reference.

29.35       Prohibited Persons and Transactions. Tenant represents and warrants that neither Tenant nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not Transfer this Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.

29.36       No Construction Contract. Landlord and Tenant acknowledge and agree that this Lease, including all exhibits a part hereof, is not a construction contract or an agreement collateral to or affecting a construction contract.

[Signatures provided on following page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:	TENANT:

COPPER II 2020, LLC,	NOVAN, INC.,
a Delaware limited liability company	a Delaware corporation

By: /s/ John W. Harris III	By: /s/ Paula Brown Stafford
Name: John W. Harris III	Name: Paula Brown Stafford
Its: Authorized Signatory	Its: President and CEO

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made and entered into as of the 18th day of March, 2021 (the “First Amendment Effective Date”) by and between COPPER II 2020, LLC, a Delaware limited liability company (“Landlord”) and NOVAN, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain Lease dated January 18, 2021 (the “Lease”), for the lease of approximately 15,463 rentable square feet of space known as Suite 110 (the “Existing Premises”) in the building having an address of 4020 Stirrup Creek Drive, Durham, North Carolina 27703 (the “Building”), all as more particularly described in the Lease; and

WHEREAS, Landlord and Tenant desire to enter into this First Amendment to expand the Existing Premises, as more particularly set forth in this First Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby covenant and agree as follows:

1.       Recitals; Capitalized Terms. The recitals set forth above are true and complete and are incorporated herein by this reference. All capitalized terms not defined in this First Amendment shall have the meanings ascribed to them in the Lease.

2.       Expansion Premises. Effective immediately, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, that certain space located in the Building adjacent to the Existing Premises and containing approximately 160 rentable square feet of space (the “Expansion Premises”) on the terms and conditions of the Lease, as amended hereby. Accordingly, from and after the Expansion Premises Commencement Date, (a) the term “Premises” shall refer collectively to the Existing Premises and the Expansion Premises and (b) notwithstanding anything to the contrary in the Lease, as amended hereby, the Premises shall be deemed to contain (and the Net Rentable Area of the Premises shall be deemed to be) 15,623 rentable square feet. The term for the Expansion Premises shall commence immediately and shall expire coterminously with the Lease Term. Notwithstanding the foregoing, Tenant’s obligations to pay Base Rent on the Expansion Premises shall not commence until the Rent Commencement Date. Tenant hereby accepts the Expansion Premises in its “as is, where is” condition and Landlord shall have no obligation to alter, remodel, improve, repair or decorate the Expansion Premises or any part thereof. Further, Tenant hereby agrees that there are no representations or warranties of any kind, express or implied, by Landlord regarding the Expansion Premises.

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3.       Rent. Section 4 of the Summary of Basic Lease Provisions as set forth in the Lease is hereby deleted in its entirety and replaced with the following:

Base Rent (Article 3):

Time Period (Lease Months)	Annual Base Rent [B] [A] = [C] * RSF in Premises	Monthly Installment of Base Rent [B] = [A]/12	Annual Base Rent per Rentable Square Foot[C]
1 – 12*	$476,501.50*	$39,708.45*	$30.50
13 - 24	$490,874.66	$40,906.22	$31.42
25 – 36	$505,560.28	$42,130.02	$32.36
37 – 48	$520,714.59	$43,392.88	$33.33
49 – 60	$536,337.59	$44,694.80	$34.33
61 – 72	$552,429.28	$46,035.77	$35.36
73 – 84	$568,989.66	$47,415.80	$36.42
85 – 96	$586,018.73	$48,834.89	$37.51
97 – 108	$603,672.72	$50,306.06	$38.64
109 – 120	$621,795.40	$51,816.28	$39.80
121 – 123	$640,386.77	$53,365.56	$40.99
123	N/A	N/A	N/A

As used herein, the term “Lease Month” means each calendar month during the Lease Term after the Rent Commencement Date (and if the Rent Commencement Date does not occur on the first day of a calendar month, the period from the Rent Commencement Date to the first day of the next calendar month shall be included in the first Lease Month for purposes of determining the duration of the Lease Term and the monthly Base Rent rate applicable for such partial month).

* Provided no Event of Default is then in effect (beyond any applicable notice or cure periods), Base Rent shall be abated during the first three (3) months after the Rent Commencement Date (e.g., if the Rent Commencement Date is September 15, 2021, Base Rent shall be abated until December 15, 2021). Commencing with the first day after the end of the abatement period referred to above, Tenant shall make Base Rent payments for any remaining partial calendar month and on the first day of the first full calendar month thereafter as otherwise provided in this Lease. Notwithstanding such abatement of Base Rent, (i) all other sums due under this Lease, including Additional Rent, Direct Expenses, etc., shall be payable as provided in this Lease, and (ii) any increases in Base Rent set forth in this Lease shall occur on the dates scheduled therefor. Such conditional concession is being offered to Tenant as an inducement for Tenant to execute this Lease and occupy the Premises for the entire Lease Term, and to comply with its agreements contained in this Lease; provided, however, (a) if this Lease is terminated as a result of an Event of Default by Tenant (beyond any applicable notice and cure periods) prior to the expiration of the initial Lease Term, then the unamortized balance of the abated Base Rent hereunder shall become immediately due and payable and Tenant hereby agrees to pay Landlord such abated Base Rent which would otherwise have been payable during the abatement period set forth above (such amortization to be calculated in equal monthly amounts over the length of the initial Lease Term), and (b) upon the occurrence of an Event of Default during the Lease Term, Tenant shall have no further right to any rental abatement as set forth herein and any future right to rental abatement shall be revoked and of no further force and effect.

4.       Tenant’s Share. Effective immediately, Tenant’s Share (as set forth in Section 7 of the Summary of Basic Lease Information of the Lease and defined in Section 4.2.6 of the Lease) is hereby increased to 15.30%. Notwithstanding the foregoing, Tenant’s Share shall continue to be subject to adjustment as provided in Section 1.2 and Article 4 of the Lease.

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5.       Construction Allowance. The Construction Allowance will be calculated based on the total rentable square footage of the Premises, as expanded by the Expansion Premises.

6.       Depiction of Premises and Offer Space. Effective immediately, (a) Exhibit B attached to the Lease is hereby deleted in its entirety and replaced with Exhibit B attached hereto and incorporated herein by reference, and (b) Exhibit H-1 attached to the Lease is hereby deleted in its entirety and replaced with Exhibit H-1 attached hereto and incorporated herein by reference.

7.       Landlord’s Work. Tenant acknowledges and agrees that Landlord has completed Landlord’s Work (as defined in the Lease).

8.       Cross-Default. In addition to the Events of Default currently listed in the Lease, it shall be an Event of Default under the Lease, as amended hereby, if Tenant commits a default under any lease, license or other agreement related to the Project or any other property in the vicinity of the Project that is entered into by Landlord and Tenant (or their respective affiliates) within one (1) year after the original Lease Date of the Lease (i.e., January 18, 2021), which default continues beyond the expiration of any applicable notice and cure period provided in such lease, license or agreement.

9.       Brokerage. Tenant represents and warrants to Landlord that neither Tenant nor any of its representatives, employees or agents have consulted or negotiated with any broker or finder with regard to this First Amendment except Cushman & Wakefield (“Tenant’s Broker”). Tenant shall indemnify, defend and hold Landlord (and its partners, joint venturers, affiliates, shareholders, and property managers, and their respective officers, directors, employees, and agents) harmless from and against any and all loss, liability, damage, claim, judgment, cost or expense (including, without limitation, reasonable attorneys’ fees and court costs) suffered or incurred by Landlord as a result of a breach by Tenant of the representation and warranty contained in the first sentence of this Section 9. Landlord represents and warrants that Lincoln Harris LLC (“Landlord’s Broker”) has acted as agent for Landlord in connection with this First Amendment. Landlord shall indemnify Tenant (and its partners, joint venturers, affiliates, shareholders, and property managers, and their respective officers, directors, employees, and agents) and hold Tenant harmless from any and all loss, liability, damage, claim, judgment, cost or expense (including, without limitation, reasonable attorneys’ fees and court costs) suffered or incurred by Tenant as a result of a breach by Landlord of the representation and warranty contained in the immediately preceding sentence. Landlord shall pay any commission due to Landlord’s Broker and Tenant’s Broker in connection with this First Amendment in accordance with the terms and conditions of a separate written agreement regarding such fees. The provisions of this Section 9 shall survive the expiration or earlier termination of the Lease, as amended hereby.

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10.       Miscellaneous. Tenant shall keep this First Amendment and the terms and information set forth herein confidential in accordance with the terms of Section 29.28 of the Lease. Except as modified by this First Amendment, all of Landlord's and Tenant's other rights, obligations and covenants with respect to the Lease shall remain in full force and effect. The Lease, as amended by this First Amendment, contains the entire agreement between Landlord and Tenant concerning the Premises, and there are no other agreements, either oral or written, regarding the lease of the Premises by Tenant (any prior agreements being merged into this First Amendment). If any inconsistency exists or arises between the terms of this First Amendment and the terms of the Lease, the terms of this First Amendment shall prevail. This First Amendment shall be governed by the laws of the State in which the Premises are located. This First Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. To facilitate execution of this First Amendment, the parties hereto may execute and exchange, by telephone facsimile or electronic mail PDF, counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this First Amendment to physically form one document. The terms, provisions, covenants and conditions contained in the Lease, as amended by this First Amendment, shall apply to, inure to the benefit of, and be binding upon Landlord and Tenant and upon their respective heirs, legal representatives, successors and permitted assigns. Time is of the essence with respect to all obligations under this First Amendment. In the event any term or provision of this First Amendment is determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed or deleted as such authority determines, and the remainder of this First Amendment shall remain in full force and effect.

(Remainder of page intentionally left blank; signatures on following page)

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first written above.

TENANT:

NOVAN, INC.,
a Delaware corporation

By:	/s/ Paula Brown Stafford
Name:	Paula Brown Stafford
Title:	President and CEO

LANDLORD:

COPPER II 2020, LLC,
Delaware limited liability company

By:	/s/ John W Harris III
Name:	John W. Harris III
Title:	Authorized Signatory

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